As filed with the Securities and Exchange Commission on April 9, 2007

Registration No. 333-138025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Name of small business issuer in its charter)

Nevada	3663	20-0064269
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4831 W. 136th Street, Suite 300

Leawood, KS 66224

(913) 814-7774

(Address and telephone number of principal executive offices)

4831 W. 136th Street, Suite 300

Leawood, KS 66224

(Address of principal place of business or intended principal place of business)

With copies to:

Digital Ally, Inc. Attn: Stanton Ross 4831 W. 136th Street Suite 300 Leawood, KS 66224 Phone: (913) 814-7774 Fax: (913) 814-7775	Christian J. Hoffmann, III, Esq. Quarles & Brady LLP One Renaissance Square Two North Central Avenue Phoenix, Arizona 85004 Phone: (602) 229-5200 Fax: (602) 420-5008
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (4)
Common stock, $.001 par value	6,733,750(3)	$2.150	$14,477,563	$1,554

(1)	Pursuant to Rule 416, under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock as may become issuable pursuant to certain applicable provisions providing for the adjustment of the number of shares issuable upon exercise of the warrants and options.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee paid pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock and warrants on October 9, 2006, as reported on the Pink Sheets.

(3)	Represents 5,759,000 shares of common stock outstanding, and 709,750 of warrants and 265,000 of options to acquire an aggregate of 974,750 shares of common stock.

(4)	A registration fee of $1,554 has been paid previously with respect to the shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2007

PROSPECTUS

DIGITAL ALLY, INC.

Resale of 6,733,750 shares of common stock, par value $.001 per share

This is a prospectus for the resale of up to 5,759,000 shares of our issued and outstanding common stock, par value $.001 per share, and up to 974,750 shares of common stock issuable upon the exercise of outstanding warrants of 709,750 and options of 265,000, by the selling stockholders listed herein.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. For a description of the plan of distribution of these securities, please see “Plan of Distribution” on page 18 of this prospectus.

Our common stock is included for quotation in the Pink Sheets under the symbol “DGLY.PK.” The last reported closing bid price for our common stock on April 5, 2007 was $1.69 per share.

Investing in our common stock involves very high risks. See “ Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is             , 2007.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Electronic filings filed on or after July 1, 1992 are available via the Electronic Data Gathering Analysis and Retrieval System (EDGAR) at the public reference facility. The SEC also maintains a web site that contains reports, proxy and information statements and other materials that are filed through EDGAR which can be accessed at http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We hereby undertake to provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request of each person, a copy of any document included herein. Requests should be directed to:

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

4831 W. 136th Street, Suite 300

Leawood, KS 66224

Telephone: (913) 814-7774

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

This prospectus covers the resale of up to an aggregate of 5,759,000 shares of our common stock, of which 5,659,000 shares were sold in private placements that closed in September 2005 and in September 2006 and 100,000 shares that were issued for consulting services. This prospectus also covers warrants to acquire 709,750 shares of common stock issued between September 2005 and September 2006 and 265,000 options to acquire shares of common stock all with exercise prices ranging from $1.00 to $2.75 per share.

Products

Digital Ally produces digital video imaging and storage products for use in law enforcement and security applications. Our current products are a digital video flashlight and a low cost, no-installed in-car digital video rear view mirror, and we intend to also produce a digital video security camera. These products allow self-contained video and audio recording onto flash memory cards that are incorporated in the body of the flashlight, the digital video rear view mirror or the digital video security camera. These products all incorporate our proprietary digital compression capability that allows the recording of video over significant time periods on a chip and circuit board that can be designed into a small form. We sell our products to law enforcement agencies and other security organizations and for consumer and commercial applications through direct sales and third-party distributors. In addition to selling our products directly to our customers, we plan to sell the mounted boards containing the technology that incorporates digital video and sound into non-competing products to original equipment manufacturing customers. We anticipate that the same high-performance digital video recording may be incorporated into a wide array of other products; therefore, we will offer our technology on an original equipment manufacturing basis to those non-competing manufacturers who may have existing products and distribution capabilities.

History

We were originally incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In the merger, the stockholders of the Acquired Company received one of our shares of common stock for each three shares of the Acquired Company they owned, resulting in the issuance of 5,000,000 shares of our common stock to stockholders of the Acquired Company. Our original stockholders retained 1,500,000 shares of our common stock after they transferred 1,000,000 of their shares to Charles A. Ross, Jr., the principal stockholder of the Acquired Company, in connection with, but not as a part of, the merger. We were renamed Digital Ally, Inc. after the merger. From May, 2003 through March, 2006, we were a development stage company until April, 2006, when we started selling units and became an operating company. We have an accumulated deficit of $7,532,448 as of December 31, 2006.

THE OFFERING

Common Stock	Up to 5,759,000 shares of common stock and up to 974,750 shares of common stock issuable upon exercise of 265,000 outstanding options and 709,750 outstanding warrants may be offered under this prospectus.

Common Stock Outstanding

Common stock outstanding prior to this offering	13,309,027 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	18,233,777 shares(2)

Pink Sheet Symbol	Common stock: “DGLY.PK”

Proposed OTC Bulletin Board Symbol	Common stock: “DGLY.OB”(3)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Plan of Distribution	The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at prevailing market prices at the time of the sale or in negotiated transactions.

We are paying all of the expenses in connection with the preparation of this prospectus and the related Registration Statement, estimated at $97,554. See “Selling Stockholders” and “Plan of Distribution.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at December 31, 2006.

(2)	13,309,027 shares outstanding at December 31, 2006 plus 709,750 shares, assuming exercise of all outstanding warrants, plus 4,215,000 shares, assuming exercise of all outstanding options, equals a total of 18,233,777 shares.

(3)	We have not yet applied for listing on the OTC Bulletin Board. The symbol “DGLY.OB” may not be available when we apply for listing with the OTC Bulletin Board.

RISK FACTORS

Investment in our common stock involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus.

Risk Factors

We have a history of operating losses

From May 2003 through March 2006, we were a development stage company. In April 2006, we started selling units and became an operating company. We have an accumulated deficit of $7,532,448 as of December 31, 2006, which includes the net losses noted in the audited financial statements of ($3,361,229) and ($2,340,287) for the years ended December 31, 2006 and 2005, respectively. We have a limited operating history upon which investors may rely to evaluate our prospects. Such prospects must be considered in light of the problems, expenses, delays and complications associated with a new business, including research and development expenditures, production development costs, establishing a supply chain for material and component parts, and hiring a labor force, including marketing, sales, distribution and management personnel. At December 31, 2006, we had working capital of approximately $1,355,829. Losses have resulted principally from costs incurred in the research and development of our technology and products, salaries and general and administrative costs. We have generated nominal revenue to date.

We expect to continue to generate operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability

We expect to continue to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. Our ability to commence revenue operations and achieve profitability will depend on our products functioning as intended, the market acceptance of our initial digital video products and our capacity to develop, introduce and bring additional products to market. There can be no assurance that we will ever generate sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

Our auditors have expressed a going concern opinion

We have incurred losses, primarily as a result of our development stage and pre-production expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

As shown in the accompanying financial statements, the Company began generating sales in 2006 and had no sales in 2005, and has suffered recurring losses from operations. As a result, there are uncertainties that raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability or classificiation of recorded asset amounts or the amounts or classification of recorded liabilities that may result should the Company be unable to continue as a going concern. As previously stated, the Company shipped its first completed units to customers in late March 2006, with shipments continuing to grow through the year. The Company intends to have its other product line completed in the near future.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development and competition. We believe that the net proceeds from our prior capital raising activities, together with our projected revenue and cash flow from operations, if any, may not be sufficient to fund our working capital and other capital requirements for the next twelve months. We therefore may need to raise additional funds to finance our capital requirements through private or public financings before such point for a variety of reasons, including our inability to deliver our product to customers in 2007 as we anticipated, and to achieve a profitable level of operations. Such financing could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to make acquisitions and borrow from other sources. We do not currently have any commitments for additional financing. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our production, sales and research and development activities and/or otherwise materially reduce our operations. Any inabilituy to raise adequate funds could have a material adverse effect on our business, results of operation and financial condition. Based on current and expected operating results, we anticipate that we will require approximately $5,000,000 to fund our operations over the next twelve months.

It is uncertain whether we will need additional financing

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development and competition. We believe that the net proceeds from our prior capital raising activities, together with our projected revenue and cash flow from operations, if any, may not be sufficient to fund our working and other capital requirements for the next twelve months. We therefore may need to raise additional funds to finance our capital requirements through private or public financings before such point for a variety of reasons, including our inability to deliver our product to customers in 2006 as we anticipated, and to achieve a profitable level of operations. Such financing could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to make acquisitions and borrow from other sources. Given the going concern opinion issued by our auditors and our lack of profitable operations, it is unlikely that we would be able to obtain debt financing at this time. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders. We do not currently have any commitments for additional financing. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our production, sales and research and development activities and/or otherwise materially reduce our operations. Any inability to raise adequate funds could have a material adverse effect on our business, results of operation and financial condition. Based on current and expected operating results, we anticipate that we will require approximately $5,000,000 to fund our operations over the next twelve months.

We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products

We researched the markets for our products using our own personnel rather than third parties. We have conducted limited test marketing and thus have relatively little information on which to estimate our levels of sales, the amount of revenue our planned operations will generate and our operating and other expenses. There can be no assurance that we will be successful in our efforts to market our products or to develop our markets in the manner we contemplate.

The markets for our products and technology are developing and rapidly evolving and are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology is also intended to be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

There are risks related to dealing with public entities as customers

One of the principal target markets for our products is law enforcement. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. These agencies also may experience political pressure that dictates the manner in which they spend money. As a result, even if an agency wants to acquire our product, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision making policies and procedures.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return

Generally, law enforcement and other agencies that may consider using our product must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from 60 days to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our product by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the product. If these potential customers do not purchase our product, we will have expended significant resources and receive no revenue in return.

Our market is characterized by new products and rapid technological change

The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our success will depend in part on our ability to enhance our planned technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of digital video recording technology and products both as stand alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

If we are unable to compete in our market, you may lose all or part of your investment

Our market is highly competitive and highly fragmented. The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy, cost and other factors. Our primary competitors include ICOP Digital, Inc., Mobile-Vision, Inc., Kustom Signals, International Police Technologies, Inc. and many other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. These companies have substantially greater financial, technological, marketing, personnel and research and development resources than we currently have. There are direct competitors who have competitive technology and products for all of our products. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours. Further, there can be no assurance that new companies will not enter our markets in the future. Although we believe that our products will be distinguishable from those of our competitors on the basis of their technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of the market. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers which may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against currently anticipated or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment. See “Description of Business-Competition.”

Digital video has yet to be widely accepted as admissible scientific evidence in court

Videos from analog mobile-in-car video systems have long been accepted by the courts as reliable scientific evidence. However, because of its relatively recent introduction, digital video systems, in general, and our products, specifically, have not undergone the rigorous scientific testing that courts may demand before recognizing their reliability. If video files from digital in-car video units are not admissible in a court of law, law enforcement agencies are not likely to purchase the product.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs

Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage, with an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence is $2,000,000, with an aggregate of $4,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, other portions are developed by our own software engineers. As with any software-dependant product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror and digital video flashlight products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

As with all electronic devices, hardware issues can arise from many sources. The component electronic parts we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies as they come in and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have hundreds of units in the hands of police departments and in use every day. Over the last several months of field use, we have fixed many subtle issues and made many changes as requested by the end-user.

We are dependent on key personnel

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross, Kenneth L. McCoy and Robert D. Haler. We do not currently have employment agreements with Messrs. Ross, McCoy or Haler. The loss of the services of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have obtained and will maintain key-man life insurance policies on Stanton E. Ross and Robert D. Haler in the amounts of $500,000 each until we reach positive cash flow, if such policies can be maintained at a reasonable cost to us. We are also dependent to a substantial degree on our technical and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not to date experienced difficulty in attracting qualified personnel, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We have limited marketing capability

We have limited marketing capabilities and resources. In order to achieve market penetration we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our technology and products. Our ability to penetrate the market and build our customer base will be substantially dependent on our marketing efforts, including our ability to establish strategic marketing arrangements with law enforcement departments and distributors to the law enforcement and security markets. No assurance can be given that we will be able to enter into any such arrangements or if entered into that they will be successful. Our failure to successfully develop our marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on our business, operating results and financial condition. Further, there can be no assurance that, if developed, such marketing capabilities will lead to sales of our technologies and products.

We are dependent on manufacturers and suppliers

We purchase, and intend to continue to purchase, all of the components for our products from a limited number of manufacturers and suppliers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers is expected to continue and involves several risks, including limited control over the availability of components, delivery schedules, pricing and product quality. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we are currently performing the final assembly, testing, packaging, and shipment of our products in-house, several component parts are being manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers, circuit board assembly houses, injection plastic molders, metal parts fabricators, and other custom component providers. While we are dependant upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also have the ability to move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Currently, the only subcontractor that could cause a delay in our production of greater than 45 days is our radio supplier, TriSquare Communications, as the device they supply us with is unique. We are currently working on plans to locate a second source of production for this component.

Currently, there is only one component group that would require a complete redesign of our digital video electronics package: the Texas Instruments DM270 and DM320 DSP chips. While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use them. Currently, the Texas Instrument chips are the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take over six months to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instrument chips.

We are uncertain of our ability to protect technology through patents

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for patent protection in the United States and certain other countries to cover certain design aspects of our products. However, we currently license the critical technology on which our products are based from a third party. The critical technology referred to is licensed from Ingenient, Inc. pursuant to license agreements. However, the technology licensed from Ingenient, Inc. is only critical in that it is the basis of our current product design. We may choose to use other video encoding and decoding technology in future products, thus lessening our dependence on our licenses with Ingenient, Inc.

These patent applications are under review by the U.S. Patent Office and therefore we have not been issued any patents in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

If our patents were to be denied as filed, it is likely that we would still be able to obtain some or different patents for much of our technology. Should our main patent, which relates to the placement of the in-car video system in a rear view mirror, be denied, it could potentially allow our competitors to build very similar devices. However, very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents issue there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, in the event a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe so as to avoid infringement liability. Any redesign efforts undertaken by us might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are uncertain of our ability to protect our proprietary technology and information

In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks related to our license arrangements

We have two licensing agreements with Ingenient, Inc. regarding certain software used as the platform for the proprietary software we have developed for use in our products. Each of these licensing agreements has a term of three years, expiring in March 2007 (which has automatically been renewed through March 2008) and April 2008, respectively. Such licenses are renewable on an annual basis thereafter, provided the parties are in compliance with the agreements. If we fail to make the payments under these licenses or if these licenses are not renewed for any reason, it would cause us significant time and expense to redevelop our software on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

We have not completed our trademark registration

We intend to promote the Digital Ally trademarks in connection with our proposed marketing activities. We have applied for trademark protection in the U.S., and it is expected that our trademark will be granted once we provide additional information, including a usage statement and samples. In addition, we intend in the future to pursue the registration of our marks in other countries as well. There can be no assurance that prior registrations and/or uses of one or more of such marks, or a confusingly similar mark, does not exist in one or more of such countries, in which case we might thereby be precluded from registering and/or using such mark in such country. If, for any reason, we are unable to attain trademark protection, this would reduce our ability to attach value to our products through brand recognition.

There is a limited market for your shares and you may not be able to sell them

There is no assurance that any future registration statement will be declared effective by the SEC. We expect the SEC to scrutinize our registration statements because of the relatively early stage of development of our business compared to most public companies. The fact that the SEC has reviewed a registration statement does not ensure that such filing is more accurate than a filing that was not reviewed by the SEC, and the level of SEC review does not ensure any additional accuracy of such filing.

We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). We do not meet the qualifications for NASDAQ or the other national exchanges. Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active market will develop for our common stock on the OTC Bulletin Board. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Coalitions of a few of our larger stockholders have sufficient voting power to make corporate governance decisions that could have significant effect on us and the other stockholders

Our officers, directors, principal stockholders (greater than five percent stockholders) and Charles A. Ross, Jr. together control approximately 22.9% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

Risks Relating to this Registration

The sale of substantial amounts of our common stock may have a depressive effect on the market price of the outstanding shares of our common stock

Of the 13,309,027 shares of our common stock outstanding at December 31, 2006, 6,742,334 are “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year, two years in the case of directors and officers, may sell, every three months, in ordinary brokerage transactions or to market makers, an amount of shares up to, and including, the greater of 1% of a company’s then outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale. Of our shares of common stock outstanding, 6,934,209 were eligible for sale under Rule 144 as of December 31, 2006. Sales of substantial amounts of common stock by our stockholders under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of the shares of our common stock and could impair our ability to raise capital through the sale of our equity securities. See “Description of Securities,” “Security Ownership of Certain Beneficial Owners and Management” and “Plan of Distribution.”

The possible issuance of common stock subject to options and warrants may dilute the interest of stockholders

We have granted options to purchase 2,450,000 shares of our common stock for issuance under our 2005 Stock Option and Restricted Stock Plan and 200,000 shares of our common stock for issuance to persons outside the Plan. We have granted options to purchase 1,500,000 shares of common stock under our 2006 Stock Option and Restricted Stock Plan and 75,000 shares of common stock for the issuance to persons outside the Plan. In addition, we have 709,750 shares issuable upon exercise of warrants granted to third parties. To the extent that outstanding stock options and warrants are exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options.

Because our common stock is considered a “penny stock,” any investment in our common stock is considered to be a high-risk investment and is subject to restrictions on marketability.

Our common stock is currently traded in the Pink Sheets and we intend in the near term to list our common stock on the OTC Bulletin Board. It is considered a “penny stock.” The Pink Sheets and OTC Bulletin Board are generally regarded as less efficient trading markets than the Nasdaq SmallCap Market.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Since our common stock is subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market in the future. There is, therefore, no assurance that shares of our common stock can be resold at or near the price paid for such shares or at all in the future.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

Any future sale of a substantial number of shares of our common stock could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of December 31, 2006, we had 13,309,027 shares of common stock outstanding, of which 6,934,209 will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions, and 709,750 warrants and 265,000 options to acquire an additional 974,750 shares of common stock, all of which are eligible for resale in the public market, subject to vesting and applicable federal securities law restrictions.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of our common stock. The common stock can be issued by our board of directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of our Company held by public stockholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float

The market price of our common stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	digital video in-car recording products not being accepted by the law enforcement industry or digital video recording not being accepted as evidence in criminal proceedings;

•	actual or anticipated fluctuations in our operating results;

•	the potential absence of securities analysts covering us and distributing research and recommendations about us;

•	we expect our operating losses to continue while we increase our sales and production capabilities and other operations;

•	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

•	overall stock market fluctuations;

•	economic conditions generally and in the law enforcement and security industries in particular;

•	announcements concerning our business or those of our competitors or customers;

•	our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

•	announcements of technological innovations;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	future sales of common stock;

•	existence or lack of patents or proprietary rights;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Indemnification of officers and directors

The articles of incorporation and the bylaws of the Company contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders of the Company therefore will have only limited recourse against the individuals.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

Because the selling stockholders will offer and sell the shares of our common stock at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders. . The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at prevailing market prices at the time of the sale or in negotiated transactions. Our stock is included for quotation in the Pink Sheets under the symbol “DGLY.PK.”

DILUTION

Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

Each of the selling stockholders listed below is, as of the date of this prospectus, the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling stockholder’s name. The issuance of our common stock to the selling stockholders was a transaction exempt from the registration requirements of the Securities Act and various state securities laws.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

The following table provides certain information with respect to the common stock owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. Except as described below, no selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock.

The selling shareholders acquired their shares of common stock from the Company in one or more of the following ways: (i) purchased from the Company in either or both of the private placements completed by the Company in 2005 and 2006; (ii) as compensation for consulting services provided to the Company; (iii) as compensation for serving on the Advisory Board of the Company; and (iv) as compensation for acting as placement agent and/or broker-dealer for the Company.

			Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Person with Dispositive/ Voting Power	Common Stock Registered Hereby	No.(1)	% of Class
Aeratus, LLC(5) (8)	Curt Kramer	62,500	0	*
Frank A. Agnone(4)	Frank A. Agnone	30,000	0	*
Michael A. Albarran(4)	Michael A. Albarran	45,000	0	*
Murray Y. Alderfer(4)	Murray Y. Alderfer	5,000	0	*
David Appleton(5) (8)	David Appleton	18,750	0	*
John Ashcroft(9)	John Ashcroft	10,000	0	*
Ashcroft Group, LLC(11)	John Ashcroft	25,000	0	*
Aspen Enterprises LLC(4)	Donald L. Myers	10,000	0	*
Robert E. Badding Revocable Living Trust UA 2/22/01(4)	Robert E. Badding	40,000	0	*
Wilbur E. Berry, Jr. (4)	Wilbur E. Berry, Jr.	5,000	0	*
William P. Bingham, Sr. Living Trust(4)	William P. Bingham	50,000	0	*
Joseph Blankenship(7) (12)	Joseph Blankenship	10,000	0	*
Scott Alan Bjerk(4)	Scott Alan Bjerk	25,000	0	*
Bradley C. Boers(5) (8)	Bradley C. Boers	37,500	0	*
John P. Boesel, III(7) (12)	John P. Boesel, III	244,375	0	*
J. Philip Boesel, Jr(4)	J. Philip Boesel, Jr	5,000	0	*
Don A. Boselli, Jr(4)	Don A. Boselli, Jr.	50,000	0	*
Brady Energy Corp(4)	Ray Reeves	14,000	0	*
Paul Branigan(4)	Paul Branigan	25,000	0	*

			Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Person with Dispositive/Voting Power	Common Stock Registered Hereby	No.(1)	% of Class
Frances M. Brocato, Trustee Frances M. Brocato Trust(5) (8)	Frances M. Brocato	37,500	0	*
Mark A. Brunell(4)	Mark A. Brunell	90,000	0	*
Harvey M. Burstein(5) (8)	Harvey M. Burstein	37,500	0	*
Ronald & Laura Burstein(4)	Ronald & Laura Burstein	25,000	0	*
Harry L. Bush(4)	Harry L. Bush	105,000	0	*
Timothy J. Canyon(4)	Timothy J. Canyon	60,000	0	*
David & Tina Carlstrom(4)	David & Tina Carlstrom	5,000	0	*
Harold S. Carpenter(4)	Harold S. Carpenter	25,000	0	*
The Donald John Casey Family TR DTD 12/29/83(4)	Donald Casey	50,000	0	*
Kent Casey(7) (12)	Kent Casey	111,000	0	*
Mark B. Casey(4)	Mark B. Casey	6,500	0	*
Casey/Osler Limited Partnership(5) (8)	Donald Casey	12,500	0	*
RBC Dain Raucher FBO Donald E. Clark IRA(4)	Donald E. Clark	50,000	0	*
Dwight & Charlene Clark(4)	Dwight & Charlene Clark	25,000	0	*
Claypoole Capital, LLC(2) (4)	Christian J. Hoffmann, III	34,000	0	*
CMA Fund, Inc.(4)	Tray Thomas	200,000	0	*
Coal Creek Energy LLC(5) (8)	John Loeffelbein	37,500	0	*
Steve Cochenet(5) (8)	Steve Cochenet	125,000	0	*
Martin G. Crowe(4)	Martin G. Crowe	25,000	0	*
CSC Consulting Group, Inc(6) (11)	Steve Cochennet	200,000	0	*
The Delray Trust, Raymond L. Bradley, Trustee(4)	Raymond L. Bradley	75,000	0	*
Raymond Bradley, Trustee The Delray Trust UA DTD 4/27/94(5) (8)	Raymond L. Bradley	37,500	0	*
The Delray Trust UA DTD 4/27/94(4)	Raymond L. Bradley	50,000	0	*
RBC Dain Raucher FBO Angie Marie Depew IRA(4)	Marie Depew	25,000	0	*
RBC Dain Raucher FBO Mark Depew IRA(4)	Mark Depew	25,000	0	*
Mark Depew(7) (12)	Mark Depew	13,500	0	*
Gary L. Derscheid(4)	Gary L. Derscheid	100,000	0	*
Stanley Gene Dreckman(4)	Stanley Gene Dreckman	15,000	0	*
R. Jerry Falkner(11)	R. Jerry Falkner	50,000	0	*
Eugene Feldhausen(3) (11)	Eugene Feldhausen	50,000	0	*
William J. Felsenthal(4)	William J. Felsenthal	12,500	0	*
William J. Felsenthal IRA, FCC as Custodian(4)	William J. Felsenthal	25,000	0	*
Joseph A. Feste(4)	Joseph A. Feste	10,000	0	*
Brian Flood(7)	Brian Flood	7,500	0	*
William Ford, Jr. (4)	William Ford, Jr.	25,000	0	*
Ira Gaines(4)	Ira Gaines	75,000	0	*
Douglas L. Gill(4)	Douglas L. Gill	10,000	0	*
Graeme Family A Partnership(5) (8)	William Graeme	18,750	0	*
Robert K. Green Trust(4)	Robert K. Green	500,000	0	*
David H. Halevy(9)	David H. Halevy	10,000	0	*
Kyle Hamilton(4)	Kyle Hamilton	12,500	0	*
Robin R. Hamilton(4)	Robin R. Hamilton	25,000	0	*
Robert R. & Jeanette M. Hefferman(4)	Robert R. & Jeanette M. Hefferman	8,400	0	*
Stephen Helburn(4)	Stephen Helburn	50,000	0	*
Judd R. Herberger(4)	Judd R. Herberger	100,000	0	*
Michael & Susan Herman Community Property Living Trust(4)	Michael Herman	25,000	0	*
Charles E. Hikes III Living Trust(4)	Charles E. Hikes III	30,000	0	*
Jonathan Hoffer(4)	Jonathan Hoffer	25,000	0	*
Gary L. & Delores J. Howard(4)	Gary L. & Delores J. Howard	35,000	0	*
Hyland Real Estate Investment Group LLC(4)	Tim Hyland	50,000	0	*
Amy Hyman Roth IRA FCC as Custodian(4)	Amy Hyman	3,200	0	*

			Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Person with Dispositive/Voting Power	Common Stock Registered Hereby	No.(1)	% of Class
Reid S. Johnson Family Trust 9/1/02(4)	Reid S. Johnson	500,000	0	*
Darrell Matthew Jones(4)	Darrell Matthew Jones	25,000	0	*
Lee Russell Jones, Jr. (4)	Lee Russell Jones, Jr.	25,000	0	*
Allan J. Kassen & Rona Kassen(4)	Allan J. & Rona Kassen	35,000	0	*
Robert R. Kauffman(4)	Robert R. Kauffman	75,000	0	*
Debus & Kazan Defined Benefit Plan(4)	Larry Debus	25,000	0	*
Donna M. Keith(4)	Donna M. Keith	5,000	0	*
Richard Kelly(4) (7) (12)	Richard Kelly	36,125	0	*
Phil Kendrick, Jr(4)	Phil Kendrick, Jr.	5,000	0	*
Phil S. Kendrick(5) (8)	Phil S. Kendrick	6,250	0	*
Robert H. Kite(4)	Robert H. Kite	25,000	0	*
Roy & Linda Kite, Co-trustees of the Kite Family Trust(4)	Roy & Linda Kite	25,000	0	*
Thomas R. Kmak(5) (8)	Thomas R. Kmak	250,000	0	*
Jeff Lambert(4)	Jeff Lambert	50,000	0	*
John W. Lambert(4)	John W. Lambert	50,000	0	*
Arlin D. Lapp(4)	Arlin D. Lapp	10,000	0	*
Neil Livingstone(4)	Neil Livingstone	10,000	0	*
Jack Logan(4)	Jack Logan	25,000	0	*
Millard D. Logan(4)	Millard D. Logan	5,000	0	*
Daniel Lowe(4)	Daniel Lowe	30,000	0	*
Mable Trust RA Manogue, Trustee(4)	Bob Manogue	100,000	0	*
William J. Maloney(4)	William J. Maloney	3,900	0	*
Mallard Management, Inc. (5) (8)	James Loeffelbein	125,000	0	*
Daniel J. Manucci IRA First Clearing as Custodian(4)	Daniel J. Manucci	37,500	0	*
John M. Mason(4)	John M. Mason	25,000	0	*
Debra M. Maxell(4)	Debra M. Maxell	5,000	0	*
McBride Construction Company Inc. (4)	Steven McBride	20,000	0	*
Patrick McEvoy(5) (8)	Patrick McEvoy	112,500	0	*
Robert R. McGowen(4)	Robert R. McGowen	12,500	0	*
James J. McLoughlin(4)	James J. McLoughlin	20,000	0	*
Mercedes Group Limited Partnership(4)	Marlene Huls	15,000	0	*
Guarantee & Trust Co. R/F James G. Michaels IRA 1/30/01(4)	James G. Michaels	12,500	0	*
James G. Miller(4) (5) (8)	James G. Miller	175,000	0	*
Robert E. Milstead & Jane S. Milstead JTWROS(4)	Robert E. & Jane S. Milstead	3,000	0	*
James J. Minder R/O IRA FCC as Custodian(4)	James J. Minder	30,000	0	*
Moloney Securities(7) (12)	E.J. Moloney	1,500	0	*
Donald G. Montgomery(4)	Donald G. Montgomery	12,500	0	*
Ronald G. Norris(4)	Ronald G. Norris	75,000	0	*
Noel & Jill Novarro, JTTEN(4)	Noel & Jill Novarro	40,000	0	*
Steve Novarro(4)	Steve Novarro	40,000	0	*
Openheimer Family Trust DTD 6/13/96(4)	Randy W. Openheimer	15,000	0	*
Darrel Palmer & Carol Palmer JTROS(4)	Darrel & Carol Palmer	25,000	0	*
Enrico Pavoni(4)	Enrico Pavoni	80,000	0	*
Michael J. Pierce(5) (8)	Michael J. Pierce	75,000	0	*
Larry Phillips(4)	Larry Phillips	50,000	0	*
Kevin B. Ready(4)	Kevin B. Ready	5,000	0	*
Riechhoff Family Partnership(4)	Robin Hamilton	50,000	0	*
Neal Rinne(4)	Neal Rinne	12,500	0	*
Richard J. Rogers & Sally Rogers(4)	Richard J. & Sally Rogers	25,000	0	*
Romamin Korp, Inc. (4)	Robert Kite	12,500	0	*
Romanin Revocable TR UA 7/15/04(4)	Robert D. Romanin	25,000	0	*
Robert D. & Angela Romanin(4)	Robert D. & Angela Romanin	10,000	0	*
Robert D. Romanin SLB Flex Profit Sharing Plan(4)	Robert D. Romanin	26,000	0	*
Robert D. Romanin SLB Flex Prototype MP Plan FBO(5) (8)	Robert D. Romanin	17,500	0	*

			Beneficial Ownership of Common Stock After Offering
Name and Address of Selling Shareholder	Person with Dispositive/Voting Power	Common Stock Registered Hereby	No.(1)	% of Class
Sr Ryan Family Trust, Sean R. Ryan, Trustee(4)	Sean Ryan	12,500	0	*
Joseph P. Ryan(4)	Joseph P. Ryan	12,500	0	*
Robert Ryan(4)	Robert Ryan	15,000	0	*
Kent P. Saba PC(4)	Kent P. Saba	3,000	0	*
Phillip Saba, Jr. (4)	Phillip Saba, Jr	10,000	0	*
Annie Presley Salenders(9)	Annie Presley Salenders	10,000	0	*
Sandpiper Synergies L.P.(5) (8)	Rodger Moody	37,500	0	*
Dennis Howard Schlegel(4)	Dennis Howard Schlegel	12,500	0	*
James Schneider(4)	James Schneider	50,000	0	*
Lee S. Schwartz(4)	Lee S. Schwartz	50,000	0	*
Lee Schwartz(5) (8)	Lee Schwartz	18,750	0	*
Thomas J. Schwartz(4)	Thomas J. Schwartz	45,000	0	*
Thomas J. Schwartz(5) (8)	Thomas J. Schwartz	18,750	0	*
Bruce A. Shrachan(4)	Bruce A. Shrachan	15,000	0	*
Jeff Silverman(7)	Jeff Silverman	4,000	0	*
Kay S. Silverman Revocable Trust(4)	Kay S. Silverman	50,000	0	*
Source Capital Group, Inc.(7) (12)	Bruce Ryan	47,000	0	*
Willard J. Stamp(4)	Willard J. Stamp	10,000	0	*
Robert A. Stein(4)	Robert A. Stein	50,000	0	*
Scott A. Steingard(4)	Scott A. Steingard	12,500	0	*
Lawrence Sucharow(4)	Lawrence Sucharow	25,000	0	*
Rudolph L. Suhl Living Trust UA DTD 6/28/04(4)	Rudolph L. Suhl	25,000	0	*
Dan Sullivan(4)	Dan Sullivan	10,000	0	*
Dan D. Sullivan(5) (8)	Dan D. Sullivan	12,500	0	*
Sunshine Wire & Cable Inc. Defined Benefit Plan & Trust(4)	Ira Gaines	25,000	0	*
James W. Thomson(4)	James W. Thomson	25,000	0	*
Tom S. VanKeirsbilck(5) (8)	Tom S. VanKeirsbilck	12,500	0	*
Vexler LLP(4)	Russ Ritchie	25,000	0	*
Sabio Viloria(4)	Sabio Viloria	12,500	0	*
Bonnie M. Wattman Revocable Trust UA DTD 3/1/95(4)	Bonnie M. Wattman	33,000	0	*
Kathleen Diane Wheet Roth IRA, FCC as Custodian(4)	Kathleen Diane Wheet	25,000	0	*
Jordan Widdes Roth IRA FCC as Custodian(4)	Jordan Widdes	10,000	0	*
Zemel Family Trust(4)	Barry Zemel	25,000	0	*

Total		6,733,750

*	indicates less than one percent.

(1)	Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.

(2)	Claypoole Capital, LLC is an affiliate of a partner of Quarles & Brady, LLP, which is legal counsel to the Company.

(3)	Eugene Feldhausen was Director, Senior Vice President-Finance and General Counsel of the Company from November, 2004 through September 1, 2005. On September 1, 2005, he resigned all positions held with the Company.

(4)	Shares of common stock purchased in 2005 private placement.

(5)	Shares of common stock purchased in 2006 private placement.

(6)	Shares of common stock received as compensation for services.

(7)	Warrants to purchase common stock acquired in 2005 private placement.

(8)	Warrants to purchase common stock acquired in 2006 private placement.

(9)	Options to purchase common stock granted to Advisory Board Members.

(10)	Options to purchase common stock received as compensation for services.

(11)	Common stock and options to purchase common stock granted as compensation for services.

(12)	Source Capital Group, Inc. (“SCG”) acted as the Company’s placement agent in the two separate private placements completed by the Company in 2005 and 2006, and received warrants as compensation for their services, in addition to receiving commissions. SCG assigned a portion of its warrants in the Company to the following individuals: John P. Boesel, III, Joseph Blankenship, Kent Casey and Richard Kelly. Maloney Securities (“Maloney”) was a member of the selling group in both private placements. Mr. Mark Depew is an affiliate of Maloney. These selling shareholders acquired their shares in the ordinary course of business without a view to directly or indirectly distribute the shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL PROCEEDINGS

We are not involved in any pending litigation, legal proceedings or claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our directors and executive officers. Our directors were elected by the majority written consent of our stockholders in lieu of a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position
Stanton E. Ross	44	Chairman, President and Chief Executive Officer
Robert D. Haler	43	Executive Vice President of Product Development
Kenneth L. McCoy	60	Vice President of Marketing
Jeffrey A. Bakalar	49	Chief Financial Officer, Treasurer and Secretary
Leroy C. Richie	64	Lead Director
Edward Juchniewicz	76	Director
Elliot M. Kaplan	55	Director
Charles A. Ross, Jr.	38	Former President, Director of Product Development and Director

Stanton E. Ross. Mr. Ross has served as Chairman and Chief Executive Officer since September 2005. From March 1992 to June 2005, Mr. Ross was the Chairman and President of Infinity, Inc., a publicly held oil and gas production and service company (IFNY), and served as an officer and director of each of Infinity’s subsidiaries. He resigned all of his positions with Infinity, Inc. in June 2005, except Chairman, but was reappointed President in October 2006. From 1991 until March 1992, he founded and served as President of Midwest Financial, a financial services corporation involved in mergers, acquisitions and financing for corporations in the Midwest. From 1990 to 1991, Mr. Ross was employed by Duggan Securities, Inc., an investment banking firm in Overland Park, Kansas, where he primarily worked in corporate finance. From 1989 to 1990, he was employed by Stifel, Nicolaus & Co., a member of the New York Stock Exchange, where he was an investment executive. From 1987 to 1989, Mr. Ross was self-employed as a business consultant. From 1985 to 1987, Mr. Ross was President and founder of Kansas Microwave, Inc., which developed a radar detector product. From 1981 to 1985, he was employed by Birdview Satellite Communications, Inc., which manufactured and marketed home satellite television systems, initially as a salesman and later as National Sales Manager. Mr. Ross will devote such time to the business of Digital Ally as he deems necessary to discharge his fiduciary duties to it. Mr. Ross estimates that he will divide his time equally between Infinity, Inc. and the Company through the first quarter of 2007 and thereafter, Mr. Ross intends to devote the majority of his time to the Company as Infinity, Inc. is in the process of selling off a substantial portion of its operating assets.

Robert D. Haler. Since September 2005 he has been Vice President – Product Development. From November 2003 to September 2005 Mr. Haler was our Director of Product Development. In his capacity as Vice President-Product Development, he creates product specifications, directs research and development efforts of the engineering efforts and identifies suppliers and negotiates production arrangements. From February 2003 to October 2003 he was Product Development Manager for Tri Square Communications. He directed the engineering team developing high volume FRS/GMRS radios. From June 1994 to February 2003 he was President and Owner of Lymax’s Earth Sky and Astronomy, which marketed high-end astronomical telescopes to consumers and universities. From 1992 to May 1994 he was Vice President of Sales and Marketing for Smart Page Inc., which sold “as-needed” nationwide paging services. From 1994 to 1992 he was President and CEO of Maxon Systems, Inc. a customer products division of Maxon Electronics, a Korean electronics manufacturing company. At Maxon his division developed, manufactured, and marketed Maxon branded computer video cards, hard disk interfaces, radar detectors, 49MHZ radios, and CD radios and GMRS/FRS radios.

Jeffrey A. Bakalar. Mr. Bakalar has served as Chief Financial Officer, Treasurer and Secretary of the Company since September 22, 2005. From May 2000 through September 21, 2005, he served as Controller of Schroer Mfg. Co., a manufacturer of companion animal health products that is headquartered in Kansas City, KS. From 1986 to 2003, he held a number of financial and business leadership positions with Marion Laboratories. From 1979 into 1986, Mr. Bakalar provided auditing services in the public accounting industry, the first four years with Touche Ross and Co., and the last three for Mize, Houser and Company. He received a Bachelor of Business Administration degree from Washburn University of Topeka in 1979 and later earned his CPA certificate while in public accounting.

Kenneth L. McCoy. Since September 2005 Mr. McCoy has been Vice President – Marketing. During 2004 and until September 2005, Mr. McCoy was a consultant to Digital Ally. From January 2001 through September 2005, he owned and operated the McCoy Law Line, an independent distributor of law enforcement products that focuses on in-car video and radar products. From 1992 to 1999, he was Director of Marketing for Applied Concepts, which sold radar, known as the Stalker Police Radar product, and an in-car video product. From 1976 to 1988, he was a co-founder and owner of MPH Industries, Inc., a radar product provider to the law enforcement community.

Leroy C. Richie. Mr. Richie has been the Lead Outside Director of Digital Ally since September 2005 and he is the chairman of the Audit Committee and a member of the Compensation Committee. Since June 1, 1999 Mr. Richie has been a director of Infinity Energy Resources, Inc., a Nasdaq-listed company. He has also been a member of the board of directors of J.W. Seligman & Co. since 2000. Since November 2004, he has been of counsel to the Detroit law firm of Lewis & Munday, P.C. From September 2000 to November 2004, he was Chairman and Chief Executive Officer of Q Standards World Wide, Inc. From April 1999 to August 2000, he was President of Capitol Coating Technologies, Inc. From September 1998 to April 1999 he was President of Intrepid World Communications. From January 1998 to September 1998, Mr. Richie reviewed business opportunities and served as Chairman of H.P. Devco and Vice Chairman of the Detroit Economic Growth Corp. and Detroit Medical Center. Mr. Richie was formerly Vice President of Chrysler Corporation and General Counsel for automotive legal affairs, where he directed all legal affairs for that company’s automotive operations from 1986 to 1997. Before joining Chrysler, he served as director of the New York office of the Federal Trade Commission. Mr. Richie received a B.A. from City College of New York and a J.D. from the New York University School of Law

Edward Juchniewicz. Mr. Juchniewicz has been a Director since September 2005. He joined the Central Intelligence Agency in 1953 and retired in 1986 as Associate Deputy Director for Operations. Prior to joining the CIA, he was a Senior Non SECed Intelligence Officer. Since retirement, he has been involved in the intelligence and communications fields as president of ESL International (1986-1990) and an Advisory Board member of Elsin Corporation, a subsidiary of TRACOR, Inc. (1990-1991). Mr. Juchniewicz currently serves on the Advisory Board at the Higgins Foundation on Terrorism in Washington, DC. He attended the Naval Intelligence Language School, Georgetown University – School of Foreign Service, and Sophia University in Tokyo. Mr. Juchniewicz has acted as a consultant on espionage to the PBS television series “Frontline.”

Elliot M. Kaplan. Mr. Kaplan has been a Director since September 2005 and he is chairman of the Compensation Committee and a member of the Audit Committee. Mr. Kaplan was a practicing attorney with Daniels & Kaplan, P.C. from 1994 through 2006, with a concentration in corporate strategy. During the years 1985 through 1993, Mr. Kaplan practiced with the law firms of Berman, DeLeve, Kuchan and Chapman (1991-1993); DeWitt, Zeldin and Bigus (1990-1991); and Husch, Eppenberger, Donahue, Cornfeld and Jenkins (1985-1990). From 1983 to 1985, he served as Vice President, Assistant General Counsel and Assistant Secretary of Air One, Inc. He also serves on the board of directors of Nasdaq-listed Infinity Energy Resources, Inc. (since July 2004).

Charles A. Ross, Jr. From September 2005 to February 2006, Mr. Ross served as President, Director of Product Development and a Director. He resigned all offices he held with the Company February 28, 2006. From March 2003 to September 2005, Mr. Ross served as the President, Chief Executive Officer, Treasurer and a Director of Digital Ally from March 2002 to March 2003, he was Director of Shareholder Relations and part of the design team for ICOP Digital, Inc., a publicly held, development stage company which intends to produce and sell an in-car digital video recording system. From August 2000 through March 2002, Mr. Ross founded and was the owner of Eastman Energy, Inc. which leased blocks of land and packaged them for development as coal bed methane gas projects. Mr. Ross sold the assets of Eastman, including the leases, in March 2002. From 1997 to August 2000, Mr. Ross was a public speaker for corporate training and motivational programs. Charles A. Ross, Jr. and Stanton E. Ross are brothers.

Committees of the Board of Directors

Audit Committee

Our Audit Committee appoints the Company’s independent auditors, reviews audit reports and plans, accounting policies, financial statements, internal controls, audit fees, and certain other expenses and oversees our accounting and financial reporting process. Specific responsibilities include selecting, hiring and terminating our independent auditors; evaluating the qualifications, independence and performance of our independent auditors; approving the audit and non-audit services to be performed by our auditors; reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies; overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing any earnings announcements and other public announcements regarding our results of operations, in conjunction with management and our public auditors; and preparing the report that the Securities and Exchange Commission will require in our annual proxy statement.

The Audit Committee is comprised of two Directors, each of whom is independent, as defined by the rules and regulations of the Securities and Exchange Commission. On September 22, 2005, the Audit Committee adopted a written charter. The members of our Audit Committee are Leroy C. Richie and Elliot M. Kaplan. Mr. Richie is the Chairman of the Committee and the Board of Directors has determined that Mr. Richie qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission, and is independent as noted above.

Compensation Committee

Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include approving the compensation and benefits of our executive officers; revieing the performance objectives and actual performance of our officers; administering our stock option and other equity compensation plans; and reviewing and discussing with management the compensation discussion and analysis that the Securities and Exchange Commission will require in our future Form 10-Ks and proxy statements.

Our Compensation Committee is comprised of two Directors, whom the Board considers to be independent under the rules of the Securities and Exchange Commission. On September 22, the Board of Directors adopted a written charter. The members of our Compensation Committee are Elliot M. Kaplan, Chairman, and Leroy C. Richie.

Advisory Board

On July 28, 2006, we formed an Advisory Board of experts in the industries we serve. The Advisory Board is currently made up of four persons, and we anticipate that it will have more members in the future.

John Ashcroft, 64, has served as a member of our Advisory Board since September, 2006. Mr. Ashcroft was the 79th Attorney General of the United States. He served during the first term of President George W. Bush from 2001 until 2005. Mr. Ashcroft was previously a U.S. Senator from Missouri (1995–2001) and the Governor of the State of Missouri (1985–1993). In May 2005, Ashcroft formed a strategic consulting firm, entitled The Ashcroft Group, LLC. The focus of the firm is strategic consulting, security and internal investigative services, and crisis counseling for countries, corporations and industry and political associations.

David H. Halevy, 65, has served as a member of our Advisory Board since September, 2006. Mr. Halevy is the chairman of SEI/Southern Energy International, a telecommunications company based in West Africa. Mr. Halevy has had a long career as a reporter for Time Magazine and the Washington Star. He is a retired Lt. Colonel with the Israeli Defense Forces and remains on the active reserve list. Mr. Halevy studied engineering and design in Ulm, Germany in 1964 and received his bachelor’s degree in Middle East history in 1967 from the Tel-Aviv University in Israel. Mr. Halevy has produced television programs for NBC and PBS, published books and articles on terrorism and has appeared on ABC’s “Nightline,” CBS’s “Nightwatch,” ABC’s “World Tonight,” NBC’s “Nightly News, “ CBS’s “Evening News, “ PBS’s “Frontline, “ CNN News and several CNN talk shows.

Neil Livingstone, Ph.D., 60, has served as a member of our Advisory Board since September 2006. Dr. Livingstone is the Chief Executive Officer of GlobalOptions Inc. Dr. Livingstone has spent more than two decades advising clients regarding a wide array of difficult and complex problems ranging from the prevention of industrial espionage to conducting internal investigations, suppressing the theft of intellectual property, advising corporations on political and economic risks, protecting corporate leaders and celebrities, and recovering hostages and kidnap victims. A veteran of more than 1000 television appearances, he has appeared on such programs as “Nightline,” “Meet the Press,” “Today,” “The Charlie Rose Show,” “Crossfire,” “Newsmaker Sunday,” “The Newshour with Jim Lehrer,” “Dateline,” and the evening news on all of the major networks. Dr. Livingstone has authored nine books on terrorism, security, and foreign policy, including Inside the PLO, The Cult of Counterterrorism, The War Against Terrorism, Rescue My Child, Protect Yourself in an Uncertain World, America the Vulnerable: The Threat of Chemical/Biological Warfare, Fighting Back: Winning the War Against Terrorism, and The Complete Security Guide for Executives. In addition, he has published more than 180 articles in such publications as The Wall Street Journal, New York Times, The Washington Post, Newsday, USA Today, and the Los Angeles Times. An Honors graduate of the College of William and Mary, he also has an M.A. from the University of Montana, and an M.A., M.A.L.D., and Ph.D. from the Fletcher School of Law and Diplomacy.

Annie Presley Selander, 47, has served as a member of our Advisory Board since September, 2006. Ms. Presley Selander’s background covers nearly 30 years of state and federal politics. Her extensive campaign experience includes serving as National Deputy Finance Director for the 2000 Bush-Cheney campaign, Deputy Finance Director of the 2000 Inaugural Team and most recently Vice-Chair of Missouri’s Bush-Cheney 2004 re-election team. In addition to her campaign work, Annie has worked in the corporate sector most recently serving as Director of Public Affairs for UBS Paine Webber, Inc. in New York City, and is currently Principal and an owner of The McKellar Group Inc., a fund raising, consulting and special events group based in Kansas City, Mo and Washington, D.C. In addition, Ms. Presley Selander served President George W. Bush as an appointee to the SBA’s National Women’s Business Council from 2002 to 2005. Ms. Presley Selander received her Bachelor of Arts (Political Science) in 1981 from the University of Missouri-Columbia and a Masters in Public Administration (Not-for-Profit Curriculum) in 1995 from The Cookingham Institute, Bloch School of Business at the University of Missouri-Columbia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such stock, (b) each director of the Company, (c) each named officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percent of Class
Stanton E. Ross (3)	1,740,000	9.5
Leroy C. Richie (4)	310,000	1.7
Elliot M. Kaplan (4)	310,000	1.7
Edward Juchniewicz (5)	220,000	1.2
Robert D. Haler (6)	1,033,334	5.7
Kenneth L. McCoy (7)	700,000	3.8
Jeffrey A. Bakalar (8)	245,000	1.3
All officers and directors as a group (seven persons)	4,558,334	24.9

(1)	The address of these persons is c/o 4831 West 136th Street, Suite 300, Leawood, Kansas 66224.

(2)	The foregoing beneficial owners hold investment and voting power in their shares.

(3)	Includes options to purchase 425,000 shares of common stock exercisable within sixty days.

(4)	Includes options to purchase 230,000 shares of common stock exercisable within sixty days.

(5)	Includes options to purchase 160,000 shares of common stock exercisable within sixty days.

(6)	Includes options to purchase 400,000 shares of common stock exercisable within sixty days.

(7)	Includes options to purchase 350,000 shares of common stock exercisable within sixty days.

(8)	Includes options to purchase 172,500 shares of common stock exercisable within sixty days.

DESCRIPTION OF SECURITIES

We have issued and outstanding 13,309,027 shares of our common stock as of December 31, 2006.

Common Stock

The Company is authorized to issue up to 75,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and nonassessable.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Board of Directors

The board of directors of the Company consists of four members.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Revised Statutes may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors—We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law. Stockholders do not have the ability to call a special meeting.

Transfer Agent

The Company’s transfer agent is Holladay Stock Transfer located at 2939 N. 67th Place, Scottsdale, AZ 85251. All inquiries may be made at (480) 481-3940.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The legality of the securities offered hereby have been passed upon for the Company by Quarles & Brady LLP, Two North Central Avenue, Phoenix, Arizona 85004. An affiliate of a member of the firm of Quarles & Brady LLP is a selling stockholder.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of the State of Nevada, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s articles of incorporation and bylaws provide that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

DESCRIPTION OF BUSINESS

Digital Ally produces digital video imaging and storage products for use in law enforcement and security applications. Our current products are a digital video flashlight and a low cost, easy-to-install, in-car digital video rear view mirror, and we intend to also produce a digital video security camera. These products allow self-contained video and audio recording onto flash memory cards that are incorporated in the body of the flashlight, the digital video rear view mirror or the digital video security camera. We sell our products to law enforcement agencies and other security organizations and for consumer and commercial applications through direct sales and third-party distributors.

We anticipate that the same high-performance digital video recording may be incorporated into a wide array of other products; therefore, we will offer our technology on an original equipment manufacturing basis to those non-competing manufacturers who may have existing products and distribution capabilities.

History

We were originally incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In the merger, the stockholders of the Acquired Company received one of our shares of common stock for each three shares of the Acquired Company they owned, resulting in the issuance of 5,000,000 shares of our common stock to stockholders of the Acquired Company. Our original stockholders retained 1,500,000 shares of our common stock after they transferred 1,000,000 of their shares to Charles A. Ross, Jr., the principal stockholder of the Acquired Company, in connection with, but not as a part of, the merger. We were renamed Digital Ally, Inc. after the merger.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bowhunting-related products. Its principal product was a digital video recording system for use in the bowhunting industry. It changed its business plan in 2004 to adopt its digital video recording system for use in the law enforcement and security markets. We conduct our business from 4831 West 136th Street, Suite 300, Leawood, Kansas 66224. Our telephone number is 913-814-7774.

Products

Digital Ally currently produces and sells two products, the digital video flashlight and an in-car digital video rear view mirror, each of which use the core competency of our technology in digital video compression, recording and storage. We also intend to produce and sell a digital video security camera. These products all incorporate our proprietary digital compression capability that allows the recording of significant time periods on a chip and circuit board that can be designed into a small form. In addition to selling our products directly to our customers, we will sell the mounted boards containing the technology that incorporates digital video and sound recording into non-competing products to original equipment manufacturer customers.

Digital Flashlight

The digital video flashlight is a high-quality police-type flashlight with a built-in digital video and audio recording system. All recorded data is stored in an on-board flash memory card for later download to a computer. From the computer, the images and sound can be stored, reviewed or burned to a DVD or CD. Storage can take place at the police station or transmitted by Internet to a service provider or central storage and recording facility. Each frame of the video can be date and time stamped to provide evidence that protects the officer and the suspect.

The unit is essentially a high-quality, water-resistant, machined aluminum body law enforcement style flashlight that integrates a complete digital video and audio recording system. The system is so compact that the size, shape and weight of the digital video flashlight are virtually the same as a traditional flashlight. This allows the use of the flashlight as a defense baton if necessary. As a self contained unit, the digital video flashlight does not rely on transmitters, cables, external batteries or a separate recorder. The digital video flashlight makes room for the digital video system by replacing regular flashlight bulbs with new ultra-bright light-emitting diode (“LED”) technology, as opposed to fragile conventional lamps. The small physical size and mechanical ruggedness of LED’s make them ideal for use in professional flashlights.

We believe that the brightness and light quality is superior to incandescent bulbs. The digital video recording system is extremely easy to use and requires only one button to start and stop recording. There are no complicated controls or distracting displays to interfere with a police officer’s normal activities or compromise his safety. All internal settings are controlled through an on-board USB interface or by plugging into an external video monitor. The digital video flashlight includes proprietary software for downloading and managing video.

In addition to law enforcement, the digital video flashlight has potential applications in private security, the insurance industry, homeland security and underground inspections of telephone, cable, water and sewer lines. Home inspectors can use the digital video flashlight to record and explain property defects or features. Private security firms can use the digital video flashlight to record rounds and provide evidence of inspection and presence, replacing the current system of time clocks and punch cards. Other potential users are the military, fire departments, coast guard, border patrol and customs inspectors.

Our digital video flashlight product has the following features:

•	same size and shape as a traditional flashlight;

•	easy to use, requiring one button to start and stop recording;

•	on-board flash memory card;

•	extra-wide field of view for digital video and audio recording;

•	each frame of video can be date and time stamped;

•	LED flashlight bulb is an improvement over conventional bulbs; and

•	proprietary chain of software to protect delivery of data back to the police station.

In-Car Digital Video System

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are VHS based with cameras mounted in the windshield and the recording device in the trunk. Most manufacturers have begun the transition to digital video, but many have had problems obtaining the appropriate technology.

The digital video rear view mirror unit is a self-contained video recorder, microphone and digital storage that is integrated into a rear-view mirror, with a monitor, GPS and 900 Mhz audio transceiver.

Our In-Car Digital Video Rear View Mirror has the following features:

•	super-wide angle color camera digital video and audio recording;

•	concealed in the rear view mirror, replacing factory rear view mirror;

•	monitor in rear-view mirror is invisible when not activated;

•	eliminates need for analog tapes to store and catalogue;

•	easily installs in any vehicle;

•	archive to computers, servers, DVDs, CD-ROMs, or VHS;

•	900 Mhz audio transceiver with automatic activation;

•	marks exact location of incident with integrated GPS;

•	playback using Windows Media Player;

•	proprietary software protects the chain of custody; and

•	records to rugged and durable solid state memory.

Digital Video Surveillance System

Video surveillance systems are pervasive throughout the United States. They are used in homes, retail stores, office buildings, parking lots, hotel corridors, banks and ATMs, traffic monitoring, hospitals, construction sites and many other applications. The majority of current systems are still analog cameras and recorders, usually to a VCR format. Current in-car police video surveillance is VCR based, with cameras wired to a recorder in the trunk. In London and several cities in Europe, and now starting in parts of the United States, surveillance cameras are posted on street corners to monitor pedestrian activity and the interaction of vehicles and humans.

Most current surveillance systems are expensive, easy to spot and need good lighting to function. The Digital Ally digital video security camera is small and compact, completely self-contained and can be easily concealed. The on-board, high-intensity infrared LED can record in total darkness. The heat and motion detector allows recording only when activity is occurring, giving the batteries weeks of operating capability and does not require endless hours of monitoring. In normal lighting the digital video security camera records color and switches to a high sensitivity monochrome sensor in low light or total darkness.

Our digital video security camera product offers the following features:

•	digital video and audio recording;

•	no moving parts;

•	no noise in operation;

•	can record digital video in total darkness;

•	low cost;

•	ease of use and compact size;

•	easily concealed;

•	targets markets for surveillance that currently do not justify the cost of permanent installation and monitoring; and

•	proprietary software protects the chain of custody.

Original Equipment Manufacturers

Built-in digital video recording is growing in multiple uses. For example, Taser International, Inc. has demonstrated the use of digital video recording for its hand held stun gun. Applications exist in many sports products, such as baseball and tennis speed measuring instruments. Medical practitioners are recording procedures for liability and teaching purposes, many with recording capabilities built into their devices. Medical laboratories are recording digital photographs and video of slides and samples to provide proof of results and to transmit to other researchers.

Rather than encouraging the creation of technology that could prospectively compete with us, Digital Ally will sell our board-level components at fair and profitable prices for inclusion in non-competing products marketed under other brand names. By making it easy for other companies to obtain digital video technology, we can provide a bridge between the large semiconductor companies and smaller businesses with distinct and effective marketing skills.

Our role in original equipment manufacturing operations is to utilize our technology for a circuit board design that can be incorporated into the customer’s product. Once a board design is accepted, fabrication is done by our subcontractor. Our original equipment manufacturing operations are not expected to be a significant part of our revenue and profitability in our early stages.

At this time, we have no agreements of any kind with other entities for incorporating our technology into their products. We are not currently having active discussions with other potential original equipment manufacturing customers. Developing original equipment manufacturing relationships, where we would supply product labeled with the customer’s brand, or licensing others to use our technology has not been an area of concentration for us. We do see this as a potentially lucrative market for us in the future. So far, we have concentrated our time and resources in the development of our own technology and brand development. Our intention in the near term is to consider the suitability and profitability of any opportunities that present themselves, only pursuing those that provide synergies with our existing products and make minimal demands on our staff. In the future, as resources become available and as we identify appropriate market niches, we may decide to devote some portion of our corporate efforts to the active acquisition and servicing of original equipment manufacturing accounts.

Market and Industry Overview

A new adaptation of technology usually determines its own market size. The number of potential uses of the digital video flashlight and the digital video security camera make it difficult to quantify. We intend to pursue initial markets in the law enforcement community, private security companies, homeland security market, general consumer and commercial markets and the original equipment manufacturing market.

Law Enforcement

We believe that one of the most valuable uses of the digital video flashlight can be in the recording of roadside DWI sobriety tests. According to the Department of Justice, there are almost 14 million arrests each year, with approximately 10%, or 1.4 million of those arrests for DWI. Source: FBI Crime Reports, Crime in the United States, annually. Without some form of video or audio recording, court proceedings usually consist of the police officer’s word against the suspect’s. Records show that where there is video evidence to back up officer testimony, conviction rates increase substantially. Video evidence also helps to protect police departments against frivolous lawsuits.

The largest source of police video evidence today is in-car video. Unfortunately, some police cars still do not have in-car video, and in those that do, the camera usually points forward rather than to the side of the road where the sobriety test takes place. The in-car video is of no use for domestic violence investigations, burglary or theft investigations, disorderly conduct calls or simple assaults. In all of these cases the digital video flashlight can provide recorded evidence of the suspect’s actions and reactions to police intervention.

Additionally, motorcycle patrolmen do not have in-car video. The digital video flashlight or the “no-install” in-car video can become an essential tool for the motorcycle policeman to provide the evidence that previously had not been available.

Crime scene investigations, including detailed photography, takes up a large part of the budgets of metropolitan police forces. The digital video flashlight can provide a significant portion of that evidence recording at a much lower cost, for gathering, analyzing and storing.

There are approximately 18,000 law enforcement agencies in the United States. Source: U.S Department of Justice, Bureau of Justice Statistics, Census of State and Local Law Enforcement Agencies, 2000. Smaller departments with 20 or fewer officers account for the majority of sworn officers. Source: National Institute of Justice, Law Enforcement Technology – Are Small and Rural Agencies Equipped and Trained?, June 2004. The digital video flashlight would be much more attractive to these departments than the more inflexible in-car video that costs much more than the expected price of our product.

Private Security Companies

There are approximately 10,000 private security agencies in the United States who employ over two million guards. Source: International Association of Chiefs of Police, President’s Message: Building Partnerships between Private-Sector Security and Public-Sector Police, 2004. Today, Americans are spending over $90 billion a year on private security services. Source: National Center for Policy Analysis, citing “Welcome to the New World of Private Security,” Economist, April 17, 1997. Police forces use video systems for proof of correct conduct by officers, but private security services usually have no such tool.

The digital video flashlight presents an excellent management tool for these companies to monitor conduct and timing of security rounds. In addition to the digital video flashlight, the digital video security camera can provide fill-in security when guards have large areas to cover or in areas that do not have to be monitored around the clock.

Homeland Security Market

In addition to government spending, American corporations are spending heavily for protection against the potential of terrorist attacks. The New York Times recently reported on the “Homeland Security-Industrial Complex.” That report indicated that private-sector outlays for antiterrorism measures and to guard against other forms of violence may now be as much as $40 billion to $50 billion per year, or two to three times higher than the annual rate prior to September 11, 2001. Source: Louis Uchitelle, The Rise of the Homeland Security-Industrial Complex, NEW YORK TIMES, October 17, 2004. The federal government’s expenditure for security has also passed $40 billion per year, double what it was before 9/11. Source: Congressional Budget Office, Federal Funding for Homeland Security, April 30, 2004. Estimates for the fiscal year of 2005 are for the federal government to spend $47 billion and state and local governments to spend an additional $7 billion for antiterrorism security. Source: Congressional Budget Office, Federal Funding for Homeland Security, April 30, 2004.

Consumer, Commercial and Other Markets

There are numerous applications for the digital video flashlight and digital video security camera products. We believe that other markets for the digital video flashlight include private investigators, the U.S. Coast Guard, municipal fire departments and the U.S. military. Commercial markets for the digital video flashlight include plumbers and appraisers. Markets for the digital video security camera product also include surveillance of construction job sites.

Manufacturing

We plan to enter into contracts with manufacturers for the assembly of the circuit boards and the majority of subassembly operations. Dedicated circuit boards manufacturers are well-suited to the assembly of circuit boards with the complexity found in our products. Dedicated board manufacturers can spread the extensive capital equipment costs of circuit board assembly amongst multiple projects and customers. Such manufacturers also have the volume to enable the frequent upgrade to state-of-the-art equipment. We have identified multiple suppliers which meet our quality, cost, and performance criteria. It is our intention to use more than one source for circuit board assembly to ensure a reliable supply over time. Final assembly and testing will be performed in-house. Due to the complexity of our products, it is important to maintain a core of knowledgeable production personnel for consistent quality and to limit the dissemination of sensitive intellectual property.

License Arrangements

On March 15, 2004, we entered into a software license agreement with Ingenient Technologies, Inc. (“Ingenient”) regarding the license of certain software products to be used in our video products. Ingenient has written the software for a specific Texas Instrument chip which is included in our products. On April 5, 2005, we entered into a second software license agreement with Ingenient regarding the license of the software for an additional Texas Instrument chip. Both of these licenses with Ingenient are for a three-year term and each is automatically extended for additional one-year terms unless both parties agree not to renew the license ninety days prior to any expiration of the relevant term or if the agreement is terminated due to a material breach that is not cured within thirty days of notice of such breach by the other party. Each license agreement provides for licensing fees and royalty payments. The license fees under both agreements total $285,000 and the royalties are paid on a per device basis. To date, we have paid $75,000 in license fees and $42,500 in advance royalties. There are no minimum royalty amounts owed under either license agreement, although the agreements require that we purchase the chips in increments of 10,000 units. We have paid for and received the initial block of 10,000 units under the agreements and we expect such supply to meet our production needs for the majority of 2007.

On November 29, 2005, we entered into an agreement with TriSquare Communications (Hong Kong) Co., Ltd. pursuant to which it manufactures 900 MHz wireless microphone systems for use with our digital rearview mirror.

Sales and Marketing

We plan to use direct sales force and third party distributors to market our products. We expect that our key promotional activities will include:

•	attendance at industry trade shows and conventions;

•	use of a cut-away police car model to demonstrate the digital video rear view mirror product at trade shows, conventions and other marketing venues;

•

direct sales, with a force of industry-specific sales people who will identify, call upon and build ongoing relationships with key purchasers and targeted industries. They will be backed by passive sales systems, including inside sales and e-commerce;

•	print advertising in journals with specialized industry focus;

•	direct mail campaigns targeted to potential customers;

•	web advertising, including supportive search engines and website and registration with appropriate sourcing entities;

•	public relations, industry-specific venues, as well as general media, to create awareness of Digital Ally and our products. This will include membership in appropriate trade organizations; and

•	brand identification through trade names associated with us and our products.

Competition

The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy, and cost. Our primary competitors are expected to include companies with substantially greater financial, technological, marketing, personnel and research and development resources than we currently have. There are direct competitors with competitive technology and products in the law enforcement and surveillance markets for all of our products and those we have in development. We will also compete with any company making surveillance devices for residential and commercial use. There can be no assurance that we will be able to compete successfully in this market. Further, there can be no assurance that existing and new companies will not enter the digital video and security surveillance markets in the future. See “Risk Factors-Competition.”

Intellectual Property

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for patent protection in the United States and certain other countries to cover certain design aspects of our products. However, we license the critical technology on which our products are based from a third party, Ingenient Technologies, Inc.

These patent applications are under review by the U.S. Patent Office and therefore we have not been issued any patents in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Employees

The Company has 37 full-time employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the Company’s Financial Statements and notes thereto appearing elsewhere in this registration statement. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

The Company was created to supply technology-based products based upon portable digital video and audio recording capabilities, primarily for the law enforcement and security industries. The Company has the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to customers’ requests.

Since its inception in 2003, the Company has been considered a development stage company, with activities to date focused on organizational activities, including design and development of product lines, implementing a business plan, establishing sales channels, and development of business strategies. We are pleased to announce that during late March 2006, the Company shipped its first completed product, and became an operating company during the second quarter of 2006. Sales of these units continued through the remainder of 2006.

For the Years Ended December 31, 2006 and 2005

Results From Operations

Revenues — The Company was a development stage company since its inception, with activities up to this point focused on getting our products fully developed for market. This activity led to the completion of our first units late in the first quarter 2006, and the Company became an operating company during second quarter 2006. Sales continued to grow during 2006, with sales for the year ended December 31, 2006 totaling $4,109,394, with no sales in 2005.

Cost of Sales – The cost of sales on units sold for the year ended December 31, 2006 totaled $1,794,433, (43.67%) on the units shipped, as compared to none for the year ended December 31, 2005 due to no items shipped in 2005.

Gross Margin – Gross margin for the year ended December 31, 2006 was $2,314,961 (56.33%) as compared to none for the year ended December 31, 2005 due to no items shipped in 2005.

Operating Expenses

Research and Development Expenses. With the Company focused on bringing our products to market, the effort in research and development activity continued, with these expenses totaling $1,203,889 and $918,952 for the years ended December 31, 2006 and 2005, respectively, an increase of $284,937 (31.0%). The increase in 2006 was attributable to the increased activity and additional personnel as we approached completion of key development activities. For the statement of operations, research and development expense was included in operating expenses.

Selling, General and Administrative Expenses. The remainder of operating expenses totaled $4,452,645 and $1,390,577 for the years ended December 31, 2006 and 2005, respectively, an increase of $3,062,068 (220%). Almost $153,000 of this increase was due to increased consulting, legal and professional activities related to the year end audit for 2006 and SEC filings, and other increased activities as we started production of our products. With both facilities operational for all of 2005, coupled with additional staff hired during late 2005 and continuing in 2006 in anticipation for product launches, facility related expenses, depreciation, general and administrative salaries, and travel increased by approximately $705,000 during the year ended December 31, 2006 compared to the same period in 2005. Finally, with sales generated in 2006, commission expense totaled $374,000 for the year ended December 31, 2006, with none in 2005 as we had no sales. The Company also incurred expenses during the year ended December 31, 2006 of $1,725,998 for stock option expense to account for expense related to options granted to employees and non-employees.

Operating Loss

For the reasons previously stated, operating losses were ($3,341,573) and ($2,309,529) for the years ended December 31, 2006 and 2005, respectively, an increase of $1,032,044 (44.69%).

Interest Income

With monies on hand from the private placements in 2006 and 2005, the Company earned interest income of $20,742 and $28,804 during the years ended December 31, 2006 and 2005, respectively, a decrease of $8,062 (27.99%). With more of these monies on hand in 2005, interest earned in 2005 exceeded the interest earned in 2006.

Interest Expense

Interest expense was $40,398 and $59,562 for the years ended December 31, 2006 and 2005, respectively, a decrease of $19,164 (32.17%), as the Company had more notes payable in early 2005.

Loss Before Provision for Income Taxes

As a result of the above, the Company recorded losses before provision for income taxes of ($3,361,229) and ($2,340,287) for the years ended December 31, 2006 and 2005, respectively, an increase of $1,020,942 (43.62%).

Income Tax Provision

There is no provision for taxes for either period as the Company was a development stage company in 2005 and became an operating company in the second quarter of 2006, and has incurred substantial losses. No tax benefit is recorded due to the uncertainty of future profitable operations to be able to utilize such tax benefits.

Net Loss As a result of the above, for the years ended December 31, 2006 and 2005, the Company recorded net loss of ($3,361,229) and ($2,340,287), respectively, an increase of $1,020,942 (43.62%).

Basic and Diluted Loss per Share The basic and diluted loss per share was ($0.26) and ($0.27) per share for the years ended December 31, 2006 and 2005, respectively, for the reasons previously noted.

Liquidity and Capital Resources The Company has provided for its cash requirements to date through private placement activities, primarily the placement in 2005 a net of $4.1 million. During the third quarter of 2006, the Company completed a private placement, which raised a net of $1.6 million. During 2004, the Company borrowed $500,000 from a company controlled by certain stockholders of the Company. This note bears interest of 7% per year, and has been extended through May 15, 2007. During the last quarter of 2006, the Company established a $500,000 line of credit with a bank (see Note 2). With sales of over $4 million during 2006, the Company is now generating working capital on its own. As of December 31, 2006, the Company had working capital of $1,355,829. The Company has no long term debt as of December 31, 2006.

Based on current and expected operating results, we anticipate that we will require approximately $5,000,000 to fund our operations over the next twelve months. In order to continue to implement our business plan and finance our expected level of sales, we need to attain a projected revenue range of $10 to $12 million in 2007 or raise additional working capital through additional offerings of equity. Such an additional offering would reduce the percentage ownership of current stockholders.

There can be no assurance that we will be able to raise the capital we may require through a future debt or equity offering or at all or that we will be able to raise the capital on terms acceptable to us. There can be no assurance that we will be successful in obtaining the extension of the outstanding convertible note, if required. If we are not successful in raising capital or extending the note, we will seek to pursue bridge financing, negotiate the conversion of the debt into common stock on terms other than currently contemplated, and/or seek to raise equity through the sale of our common stock on other terms. At this point, management cannot assess the likelihood of achieving these objectives. If we are unable to achieve these objectives, we may be forced to alter our business operations and implementation of our business plan.

Net cash used in operating activities was $3,419,666 and $2,259,125 for the years ended December 31, 2006 and 2005, respectively. The use of cash in 2006 is the result of the net loss of $3,361,229, a net change in operating assets and liabilities of approximately $2,084,000, and partially offset by non-cash charges of approximately $2,026,000. For the year ended December 31, 2006, the Company moved from a development stage company to an operating company. The cash used in operating activities was used to fund research and development activities, to expand internal infrastructure to support production and selling activities and to build inventory levels to support future sales activity. The cash used in operating activities in 2005 is the result of a net loss of $2,340,287, a net change in operating assets and liabilities of approximately $63,000, and partially offset by non-cash charges of approximately $145,000. For the year ended December 31, 2005, the Company was a development stage company and the use of our operating funds was primarily to fund research and development activities and other selling, general and administrative expenses.

Cash used in investing activities was $482,563 and $89,701 for the years ended December 31, 2006 and 2005, respectively. The increase in cash used in investing activities for both 2006 and 2005 was due to the purchase of equipment.

Cash provided by financing activities was $2,151,467 and $4,114,368 for the years ended December 31, 2006 and 2005, respectively. For both years, these monies were provided through the proceeds from the issuance of common stock from private placement activities and $50,000 of cash related to the exercise of stock options in 2006. In 2006, the Company initiated a line of credit with a bank, with an outstanding balance of $500,000 as of December 31, 2006.

The net result of these activities resulted in a decrease in cash of $1,750,762 to $57,160 for the year ended December 31, 2006, and an increase in cash of $1,765,542 to $1,807,922 for the year ended December 31, 2005.

As of December 31, 2006, the Company had working capital of $1,355,829 and no long-term debt.

The Company has no material commitments for capital expenditures.

Controls and Procedures

In connection with the preparation of this report, the Company carried out an evaluation under the supervision and with the participation of the Company’s management, including the CEO and CFO, as of December 31, 2006 of the effectiveness of the design and operation of the Company’s internal controls and procedures. Based upon this evaluation, the CEO and CFO concluded that, as of December 31, 2006, the Company’s controls and procedures were effective.

Critical Accounting Estimates

Certain accounting estimates used in the preparation of the Company’s financial statements require us to make judgments and estimates and the financial results we report may vary depending on how we make these judgments and estimates. Our critical account estimates are set forth below and have not changed during 2006.

Revenue Recognition/Allowance for Doubtful Accounts

Nature of estimates required. The allowance for doubtful accounts represents our estimate of uncollectible accounts receivable at the balance sheet date. We monitor our credit exposure on a regular basis and assess the adequacy of our allowance for doubtful accounts on a quarterly basis.

Assumptions and approach used. We estimate our required allowance for doubtful accounts using the following key assumptions:

•	Historical collections – Represented as the amount of historical uncollectible accounts as a percent of total accounts receivable.

•

Specific credit exposure on certain accounts – Identified based on management’s review of the accounts receivable portfolio and taking into account the financial condition of customers that management may deem to be higher risk of collection.

Sensitivity analysis. As of December 31, 2006, our trade receivable balance was $977,826. Of that total, $943,535 (96.5%) has been collected as of this date. Of the remaining $34,291 (3.5%), $30,940 has extended dating terms for a customer, with the due date of July 1, 2007, including interest, for this accommodation.

We continue to experience very strong collection results from our ongoing sales to customers. Therefore, we do not believe an allowance for doubtful accounts is necessary as of December 31, 2006. We will continually monitor this activity and establish an allowance once it is deemed necessary.

Inventories

Nature of estimates required. With our company in our first year of production, we have carried large quantities of component inventory in order to meet our customers’ demands. This inventory consisted of electronic circuitry, boards and camera parts. Given the nature of potential obsolescence in this ever-changing environment, there is a risk of impairment in inventory that is unsaleable, non-refundable, slow moving or obsolete. The use of estimates is required in determining the salvage value of this inventory.

Assumptions and approach used. We estimate our inventory obsolescence reserve at each balance sheet date based on the following assumptions:

•	Slow moving products – Items identified as slow moving are evaluated on a case by case basis for impairment.

•

Obsolete/discontinued inventory – Products identified that are near or beyond their expiration, or new models are now available. Should this occur, we estimate the market value of this inventory as if it were to be liquidated.

•	Estimated salvage value/sales price – Salvage value is estimated using management’s evaluation of remaining value of this inventory and the ability to liquidate this inventory.

Sensitivity analysis. At this time in our products’ early life cycles, coupled with prudent levels of purchasing activity to support the growing demands for our products, management has determined that none of our inventory is impaired at this time, with no slow moving or obsolete inventory; therefore, we do not believe there is a need for any reductions in the value of our inventory. Management will continue to assess the condition of our inventory and take necessary measures to adjust these values as deemed appropriate.

Research and Development Costs

Nature of estimates required. The Company expenses all research and development costs as incurred. Our Company incurred substantial costs related to research and development as we prepared our products for market, and will continue to incur these costs as we develop and enhance more products.

Assumptions and approach used. As we moved to production, many of these costs shifted to expenses related to the production of this product (cost of sales), thus reducing our research and development expense. However, we continue to provide support to the development of enhancements to our existing products as well as invest resources in the development of new products.

Sensitivity analysis. Management continually evaluates our efforts in new product development so that we properly classify costs to either production of existing product or research and development costs related to bringing new/enhanced products to market.

Stock Based Compensation

Nature of estimates required. The estimates and assumptions pertaining to stock based compensation pertain to the Black Scholes valuation model, and are noted above under Critical Accounting Policies.

Assumption and approach used. For our stock option plans, the assumptions for term, volatility, interest rate and forfeitures have all been addressed specifically to the particulars of each option plan in calculating the associated expense.

The expected term of each plan has been projected based on the estimated term (expected time to exercise said options) in relation to the vesting period and expiration of the options. The expected volatility of award grants is properly measured using historical stock prices over the expected term of the award. The risk free interest rate used is in relation to the expected term of awards. Finally, forfeitures are based on the history of cancellation of awards granted.

Sensitivity analysis. Management will continually monitor costs related to stock based compensation, and adjust analyses for changes in estimates and assumptions, such as: shifts in expected term caused by shifts in the exercising of options; expected volatility shifts caused by changes in our Company’s historical stock prices; interest rate shifts in relation to expected term of awards; and, shifts in forfeitures as the Company experiences potential cancellations of awards caused by loss of personnel holding such awards.

The stock warrants issued to investors in 2006 are not accounted for under SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” as the warrant agreements contain no provision for the Company to use any of its cash or other assets to settle the warrants. The stock warrants are not considered derivatives under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) as the warrant agreements meet the scope exception in paragraph 11.a. of SFAS No. 133 as the stock warrants are indexed to the Company’s common stock and are classified in stockholder’s equity under Emerging Issues Task Force (EITF) 00-19 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” The stock warrants are included with the proceeds from the issuance of common stock. Warrants issued to non-employees who are not investors purchasing common stock are accounted for under SFAS No. 123. The fair value is determined using the Black-Scholes pricing model and that amount is recognized in the statement of operations.

DESCRIPTION OF PROPERTY

The Company’s executive office consists of approximately 1,540 square feet and is located at 4831 West 136th Street, Suite 300, Leawood, Kansas 66224. The lease will terminate on October 31, 2007 and its monthly rent is $3,165.

We also lease approximately 12,000 square feet of office and warehouse space at 1218 Valley Ridge Drive, Grain Valley, Missouri 64029. We use this facility for engineering, warehousing, assembling and shipping of our finished product. The lease on the facility terminates on September 14, 2008 and the monthly rent is $6,786.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 1, 2004, we borrowed $500,000 from Acme Resources, LLC, a Mississippi limited liability company controlled by Brooks Warren, one of our shareholders. The note bears interest at the rate of seven percent per annum and is due and payable on May 15, 2007. The note is payable in cash or, at the option of the holder, by conversion of the note into 500,000 shares of our common stock. Charles A. Ross, Jr., who was a director and officer, personally guaranteed our obligation from September 1, 2004 to May 15, 2006 and agreed to pledge shares of his common stock to provide collateral for the note. We have agreed to register the shares of common stock issuable upon conversion of the note after our common stock has become publicly traded. We expect the holder of the note to convert it to common stock upon conclusion of this offering, although no assurances can be offered in this regard.

During 2004, Charles A. Ross, Jr. contributed 300,000 shares of his common stock to us in repayment of advances received from us during such year totaling $100,000. Mr. Ross paid no interest on these advances.

On September 25, 2006, we issued options to purchase 10,000 shares of our common stock to Daniels & Kaplan, P.C. for services rendered. The options have a term of five years and are exercisable at $2.15 per share. Mr. Elliot Kaplan, a director of the Company since September 2005, chairman of our Compensation Committee and a member of the Audit Committee, was a practicing attorney with Daniels & Kaplan, P.C. through 2006. In early 2007, Daniels & Kaplan dissolved and these 10,000 options were returned to the Company for cancellation.

MARKET FOR OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted in the Pink Sheets under the symbol “DGLY.PK”. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

Because the selling stockholders will offer and sell the shares of our common stock at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders. The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at market prices prevailing at the time of the sale or in negotiated transactions.

None of the issued and outstanding shares of our common stock is subject to options or warrants. There are no equity securities convertible into our common stock and there are $500,000 principal amount of notes which are convertible into 500,000 shares of our common stock, at the option of the holder of the note. As of December 31, 2006, there were 6,934,209 shares of our common stock eligible for sale under Rule 144. We are registering 5,759,000 shares of common stock and 974,750 shares of common stock issuable upon the exercise of outstanding warrants and options to acquire our common stock for resale in this registration statement.

The following table sets forth, for the fiscal quarters indicated, the high and low sale price for our common stock as quoted in the Pink Sheets:

Quarterly Period	High	Low
Fiscal Year Ended 12/31/2005
First Quarter	$2.25	$2.25
Second Quarter	$2.75	$2.25
Third Quarter	$2.50	$2.25
Fourth Quarter	$4.00	$2.00
Fiscal Year Ended 12/31/2006
First Quarter	$2.90	$2.00
Second Quarter	$3.00	$1.45
Third Quarter	$2.70	$2.00
Fourth Quarter	$2.34	$1.50
Fiscal Year Ended 12/31/2007
First Quarter	$1.85	$1.45
Second Quarter	$1.75	$1.65

Holders of Common Stock

We had approximately 325 shareholders of record of our common stock as of December 31, 2006.

Dividend Policy

To date, we have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2006.

Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	4,000,000	$1.43	-0-
Equity compensation plans not approved by stockholders	-0-	-0-	-0-
Total	4,000,000	$1.43	-0-

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal years 2006 and 2005.

Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)			Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)			Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Stanton E. Ross Chairman, CEO and President	2006 2005		-0- -0-	(1) (1)	-0- -0-	-0- -0-	$ $	178,342 96,250	(9) (10)	-0- -0-	-0- -0-		-0- -0-	$ $	274,592 96,250
Robert D. Haler, Executive Vice President and Director of Product Development	2006 2005	$ $	120,000 160,000	(2)	$35,000 -0-	-0- -0-	$ $	101,910 229,849	(9) (10)	-0- -0-	-0- -0-		-0- -0-	$ $	486,759 160,000
Kenneth L. McCoy, Vice President – Marketing	2006 2005	$ $	90,000 65,000	(3)	$11,991 -0-	-0- -0-	$ $	101,910 324,811	(9) (10)	-0- -0-	-0- -0-	$ $	12,000 6,000	$ $	540,712 71,000
Jeffrey A. Bakalar, CFO, Treasurer and Secretary	2006 2005	$ $	120,000 28,750	(4)	$9,500 -0-	-0- -0-	$ $	73,885 33,577	(9) (10)	-0- -0-	-0- -0-		-0- -0-	$ $	236,962 28,750
Charles A. Ross, Jr.(6) (former President and Director of Product Development)	2006 2005	$ $	45,000 200,000		$25,000 -0-	-0- -0-		-0- -0-		-0- -0-	-0- -0-		-0- -0-	$ $	70,000 200,000

(1)	Stanton E. Ross received no salary during fiscal years 2006 and 2005.

(2)	From January to August 2005, Mr. Haler was paid $120,000. From September 1, 2005 through April 2007, he will be paid at the rate of $120,000 per year. In October 2006, he received a bonus of $35,000.

(3)	From January through July 15, 2005, Mr. McCoy received $20,000 as a consultant. Effective July 15, 2005, he became an employee and is being paid at the annual rate of $90,000 for fiscal 2005 and 2006.

(4)	Represents compensation received in 2005. Mr. Bakalar is being paid at the rate of $120,000 per year.

(5)	Represents a travel allowance of $1,000 per month, deemed as additional compensation to Mr. McCoy.

(6)	From January to August 2005, Mr. Ross was paid $160,000. From September 1, 2005 and through December 31, 2005, he was paid at the annual rate of $120,000. Mr. Ross resigned as a director and officer of the Company effective February 23, 2006.

(7)	This compensation was paid to Feldhausen and Schoenlaub, P.C., a law firm of which Mr. Feldhausen is a partner, from January to October 2005. Mr. Feldhausen resigned all of his positions with us as of September 1, 2005. His firm received a retainer of $5,000 per month in January and February 2005 and $7,500 per month from March through October 2005, at which point the arrangement terminated.

(8)	Please see “Executive Compensation—Stock Option Grants in Fiscal 2005” for additional information on the options set forth in this table.
(9)	The amount indicated is related stock option expense recorded in fiscal year 2006 and related to options granted under the 2006 Option Plan. No options were exercised during 2006.

(10)	The amount indicated is related stock option expense recorded in fiscal year 2006 and related to options granted under the 2005 Option Plan. No options were exercised during 2005. This expense is included in the total expense column as 2006.

Compensation Policy. Our Company’s executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable our Company to achieve earnings and profitability growth to satisfy our stockholders. We must, therefore, create incentives for these executives to achieve both company and individual performance objectives through the use of performance-based compensation programs.

No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components. With our Company still in its early stages of formation, as we became an operating company during second quarter 2006, the main elements of our compensation package consist of base salary, stock options, and bonus.

Base Salary. The base salary for each executive officer is reviewed and compared to the prior year, with considerations given for increase. During 2005 and 2006, the executive officers noted had no change in their base salaries due to the Company being in development stage in 2005, and finally becoming an operating company in second quarter 2006. As we continue to grow and financial conditions continue to improve, these base salaries will once again be reviewed for possible adjustments.

Base salary adjustments will be based on both individual and Company performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with the Company.

Stock Option. Stock option awards were determined by the Compensation Committee based on numerous factors, some of which include responsibilities incumbent with the role of each executive to the Company, tenure with the Company, as well as Company performance, such as shipment of product at certain thresholds. The vesting period of said options is also tied, in some instances, to Company performance directly related to certain executive’s responsibilities with the Company.

Bonuses. To date, bonuses have been granted on a limited basis, with these bonuses related to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company, such as production of product and sales of product to customers. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Other. At this time, the Company has no profit sharing plan in place for employees. However, this is another area of consideration to add such a plan to provide yet another level of compensation to our compensation plan.

For all parties noted in the previous table, the dollars noted in column (f) are for stock option expense booked in 2006 for the 2006 and 2005 Stock Option Plans. As noted in footnotes (9) and (10) below the table, none of these options were exercised by any of these executives in 2006; however, the expense is noted for each person for the respective option plans. The expenses noted in this column are both included in the total column in 2006 as all of this expense is attributable to 2006.

As agreed between Mr. Stan Ross and the Board of Directors, he received no salary from the Company during 2005 and 2006. His total compensation noted for 2006 was all attributable to stock option expense for the 2006 and 2005 Stock Option Plans.

Mr. Haler earned a base salary of $120,000 during 2006 along with a bonus of $35,000 for performance criteria he met during the year. These earnings, coupled with the $101,910 and $229,849 of stock option expense for the respective plans, brings his total to $486,759 for 2006. During 2005, Mr. Haler was paid a base salary of $120,000 for the first eight months of the year (a rate of $180,000 per year), with his pay for the last four months a total of $40,000 (a rate of $120,000 per year). His total base salary was $160,000 for 2005.

Mr. McCoy received a base salary of $90,000 in 2006 along with a bonus totaling $11,991 based on certain performance criteria. He also received $1,000 per month for travel allowance, a total of $12,000 for 2006. These amounts, coupled with the $101,910 and $324,811 of stock option expense for the respective plans, brings his total to $540,712 for 2006. During the first half of 2005, Mr. McCoy was paid $20,000 as a consultant. He was then employed by the Company in July 2005 at a rate of $90,000 per year and earned $45,000 during the remainder of 2005. He also received the same travel allowance of $1,000 per month during the last half of 2005 ($6,000), bringing his total to $71,000.

Mr. Bakalar earned a base salary of $120,000 in 2006 along with bonus totaling $9,500 based on certain performance criteria. These earnings, coupled with the $73,885 and $33,577 of stock option expense for the respective plans, brings his total to $236,962 for 2006. Mr. Bakalar joined the Company in October 2005 at a base salary of $120,000 per year, earning $28,750 during 2005.

Mr. Charles A. Ross was paid salary at a rate of $120,000 per year during 2006. He also was given a bonus of $25,000 as negotiated with the Company, at which time he left the Company to pursue other interests; consequently, his total compensation for 2006 was $70,000. In 2005, Mr. Ross was paid a base salary of $120,000 for the first eight months of the year (a rate of $180,000 per year), with his pay for the last four months a total of $40,000 (a rate of $120,000 per year). His total base salary came to $160,000 for 2005, which was his total compensation.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Stanton E. Ross Chairman,CEO and President	175,000 250,000	175,000 250,000	—	$ $	2.15 1.00	9/25/2011 8/31/2015	—	—	—	—
Robert D. Haler, Executive Vice President and Director of Product Development	100,000 300,000	100,000 200,000	—	$ $	2.15 1.00	9/25/2011 9/21/2015	—	—	—	—
Kenneth L. McCoy, Vice President – Marketing	100,000 250,000	100,000 250,000	—	$ $	2.15 1.00	9/25/2011 9/21/2015	—	—	—	—
Jeffrey A. Bakalar, CFO, Treasurer and Secretary	72,500 100,000	72,500 —	—	$ $	2.15 1.00	9/25/2011 9/21/2015	—	—	—	—
Charles A. Ross, Jr.(6) (former President and Director of Product Development)	—	—	—		—	—	—	—	—	—

Mr. Ross received 350,000 options as part of the 2006 Stock Option Plan (all options are priced at $2.15 each and expire in 5 years), with 175,000 vested at time of issuance, and the remaining 175,000 vesting one year from the date of issuance. For the 2005 Stock Option Plan, Mr. Ross received 500,000 options, with 250,000 vested and the remaining 250,000 to vest upon meeting certain Company performance criteria. All of these options have an exercise price of $1.00 each and have a 10-year expiration period from the date of issuance.

Mr. Haler received 200,000 options as part of the 2006 Stock Option Plan (all options are priced at $2.15 each and expire in 5 years), with 100,000 vested at the time of issuance and the remaining 100,000 vesting one year from the date of issuance. For the 2005 Stock Option Plan, Mr. Haler received 500,000 options, with 300,000 vested and the remaining 200,000 to vest upon meeting certain Company performance criteria. All of these options have an exercise price of $1.00 each and have a 10-year expiration period from the date of issuance.

Mr. McCoy received 200,000 options as part of the 2006 Stock Option Plan (all options are priced at $2.15 each and expire in 5 years), with 100,000 vested at time of issuance and the remaining 100,000 vesting one year from date of issuance. For the 2005 Stock Option Plan, Mr. McCoy received 500,000 options, with 250,000 vested and the remaining 250,000 to vest upon meeting certain Company performance criteria. All of these options have an exercise price of $1.00 each and have a 10-year expiration period from the date of issuance.

Mr. Bakalar received 145,000 options as part of the 2006 Stock Option Plan (all options are priced at $2.15 each and expire in 5 years), with 72,500 vested at time of issuance, with the remaining 72,500 vesting one year from date of issuance. For the 2005 Stock Option Plan, Mr. Bakalar received 100,000 options, with all 100,000 vested. All of these options have an exercise price of $1.00 each and have a 10 year expiration period from date of issuance.

All of the 2,500,000 options available under the 2005 Plan were granted in 2005. The table above indicates options granted under the Plan to directors and officers in fiscal 2005. The balance of the options granted under the 2005 Plan in 2005 were granted to employees who were not directors or officers. During 2006, 1,500,000 options have been granted under the 2006 Plan.

Stock Option Plans

Our board of directors adopted the 2005 Stock Option and Restricted Stock Plan (the “2005 Plan”) on September 1, 2005. The 2005 Plan authorizes us to issue 2,500,000 shares of our common stock for issuance upon exercise of options and grant of restricted stock awards. We have issued all of the options available under the 2005 Plan. The grants under the 2005 Plan were effective upon shareholder approval of the 2005 Plan.

On January 17, 2006, our board of directors adopted the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”). The 2006 Plan authorizes us to reserve 1,500,000 shares for future grants under it. We have issued all 1,500,000 of the options available under the 2006 Plan. The grants under the 2006 Plan were effective upon shareholder approval of the Plan. The 2005 Plan and 2006 Plan are referred to as the “Plans.”

The Plans authorize us to grant (i) to the key employees incentive stock options to purchase shares of common stock and non-qualified stock options to purchase shares of common stock and restricted stock awards, and (ii) to non-employee directors and consultants’ non-qualified stock options and restricted stock. Our Compensation Committee will administer the Plans by making recommendations to the board or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The Plans allow for the grant of incentive stock options, non-qualified stock options and restricted stock awards. Incentive stock options granted under the Plans must have an exercise price at least equal to 100% of the fair market value of the common stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant. Non-statutory stock options may have exercise prices as determined by our Compensation Committee.

The Compensation Committee is also authorized to grant restricted stock awards under the Plans. A restricted stock award is a grant of shares of the common stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

Compensation of Directors and Advisory Board Members

The non-employee directors received the stock option grants noted in the section above entitled “Stock Option Grants in Fiscal Year 2005” for agreeing to serve on the board in 2005 and 2006, including on the Audit and Compensation Committees. Our Directors and members of our Advisory Board, who are neither employees nor our affiliates, receive options upon their appointment as Directors and as members of our Advisory Board. Each member of our Advisory Board receives a grant of 10,000 options upon appointment to a one-year term on our Advisory Board. The options are exercisable at the price our common stock is trading at on the day of the grant of such options. The grants to such Directors are set forth in the Section entitled “Stock Option Grants in Fiscal Year 2005.” Beginning in 2007, members of our Board of Directors will receive compensation of $5,000 per quarter for their services as Board members, with Leroy C. Ritchie, our lead director, receiving $6,000 in compensation per quarter. The non-employee directors are reimbursed for their out-of-pocket costs in attending the meetings of the Board of Directors.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)			Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Stanton E. Ross				—	(1)				—
Leroy C. Richie				$81,528 —	(2) (3)				$81,528 —
Edward Juchniewicz			$ $	61,146 19,187	(2) (3)				$80,333
Elliot M. Kaplan			$ $	81,528 38,374	(2) (3)				$119,902 —
Charles A. Ross, Jr.				—					—

(1)	Mr. Ross’ option awards are noted in the Executive Compensation table as Mr. Ross was not awarded options for his services as a director.

(2)	Option awards noted are related stock option expense during 2006 for the 2006 Option Plan. No options were exercised in 2006.

(3)	Option awards noted are related stock option expense during 2006 for the 2005 Option Plan. No options were exercised in 2005.

Mr. Ross received no compensation in 2006 or 2005 as a Board member. All compensation he received in these years is noted in the Executive Compensation table.

For all outside Board members (Messrs. Richie, Juchniewicz and Kaplan), no fees were paid for serving on the Board during 2006 and 2005. Beginning in 2007, outside Board members will receive compensation of $5,000 per quarter, with Mr. Richie to receive $6,000 per quarter as lead director.

Mr. Richie’s total compensation noted represents expense booked in 2006 for options received as part of the 2006 Stock Option Plan.

Mr. Juchiewicz’s total compensation noted of $80,333 represents expense attributable to 2006 for options received as part of the 2006 ($61,146) and 2005 ($19,187) Stock Option Plans.

Mr. Kaplan’s total compensation noted of $119,902 represents expense attributable to 2006 for options received as part of the 2006 ($81,528) and 2005 ($38,374) Stock Option Plans.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We currently do not have any employment agreements with any of our employees.

WHERE TO GET MORE INFORMATION

It is our intent to become a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of this Prospectus. You may obtain annual, quarterly, and special reports and other information that the Company files with the SEC. You may read and copy any document that it files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

When we become a reporting company, our filings may also be accessed through the SEC’s website (http://www.sec.gov). We will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Digital Ally, Inc., 4831 West 136th Street, Suite 300, Leawood, Kansas 66224; Telephone (913) 814-7774.

We will furnish record-holders of our securities with annual reports containing financial statements, audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information and such other periodic reports as we determine to be appropriate or as may be required by law.

FINANCIAL STATEMENTS

Digital Ally, Inc.

Financial Report

December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Digital Ally, Inc.

Leawood, Kansas

We have audited the balance sheets of Digital Ally, Inc. as of December 31, 2006 and 2005, and the related statements of operations and stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Ally, Inc. as of December 31, 2006 and 2005, and the results of its operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 1 to the financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.”

Kansas City, Missouri

February 28, 2007

Digital Ally, Inc.

Balance Sheets

	December 31, 2006	December 31, 2005
Assets
Current assets
Cash (Note 3)	$57,160	$1,807,922
Accounts receivable-trade	977,826	—
Accounts receivable-other	225,716	14,630
Inventories (Notes 2 and 4)	1,526,222	73,428
Prepaid expenses	422,279	259,829

Total current assets	3,209,203	2,155,809

Equipment (Note 2)	622,592	140,029
Less accumulated depreciation	114,851	29,794

	507,741	110,235

Deposits	59,305	13,785

Total Assets	$3,776,249	$2,279,829

Liabilities and Stockholders’ Equity
Current liabilities
Note payable (Note 2)	$500,000	$500,000
Line of credit (Note 2)	500,000	—
Accounts payable	651,902	44,177
Accrued expenses	180,573	40,216
Customer deposits	20,899	9,045

Total current liabilities	1,853,374	593,438

Unearned Income	5,248	—

Commitments (Note 6)
Stockholders’ equity
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued and outstanding: 13,309,027 - 2006; 12,200,027 - 2005	13,309	12,200
Additional paid in capital	9,436,766	5,845,410
Accumulated Deficit	(7,532,448)	(4,171,219)

Total stockholders’ equity	1,917,627	1,686,391

Total Liabilities and Stockholders’ Equity	$3,776,249	$2,279,829

See Notes to Financial Statements.

Digital Ally, Inc.

Statements of Operations

	For the Years Ended
	December 31, 2006	December 31, 2005
Revenue	$4,109,394	$—
Cost of sales	1,794,433	—

Gross profit	2,314,961	—
Operating expenses	5,656,534	2,309,529

Operating (loss)	(3,341,573)	(2,309,529)

Financial income (expense)
Interest income	20,742	28,804
Interest expense (Note 2)	(40,398)	(59,562)

	(19,656)	(30,758)

(Loss) before provision for income taxes	(3,361,229)	(2,340,287)
Income tax provision (Note 7)	—	—

Net (loss)	$(3,361,229)	$(2,340,287)

Basic and diluted loss per share	$(0.26)	$(0.27)

Weighted average shares outstanding	12,829,610	8,675,027

See Notes to Financial Statements.

Digital Ally, Inc.

Statements of Stockholders’ Equity

	Common Stock			Additional Paid In Capital	Subscriptions Receivable	Treasury Stock	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2004	$7,500,027	7,500	$1,512,400	—	$—	$(1,830,932)		$(311,032)
Shares issued for cash at $1.00/share, net of offering costs	4,700,000	4,700	4,109,668	—	—	—		4,114,368
Stock options issued for services	—	—	223,342	—	—	—		223,342
Net (loss)	—	—	—	—	(2,340,287)	(2,340,287)		(2,340,287)

Balance, December 31, 2005	$12,200,027	12,200	$5,845,410	$—	$—	$(4,171,219)		$1,686,391
Shares issued for cash at $1.75/share, net of offering costs	959,000	959	1,600,508	—	—	—		1,601,467
Shares issued for cash at $1.00/share, exercised from 2005 stock option plan	50,000	50	49,950	—	—	—		50,000
Shares issued for consulting services at $2.34/share in lieu of cash compensation	100,000	100	214,900	—	—	—		215,000
Stock option expense	—	—	1,725,998	—	—	—		1,725,998
Net (loss)	—	—	—	—	—	(3,361,229)		(3,361,229)

Balance, December 31, 2006	$13,309,027	13,309	$9,436,766	$—	$—	$(7,532,448)		$1,917,627

See Notes to Financial Statements.

Digital Ally, Inc.

Statements of Cash Flows

	For the Year Ended
	December 31, 2006	December 31, 2005
Cash Flows From Operating Activities
Net (loss)	$(3,361,229)	$(2,340,287)
Adjustments to reconcile net (loss) to cash flows (used in) operating activities
Depreciation	85,057	21,045
Stock option expense	1,725,998	—
Shares issued for common stock	215,000	118,707
Loss on sale of equipment	—	4,755
Change in assets and liabilities
(Increase) decrease in
Accounts receivable trade	(977,826)	—
Accounts receivable other	(211,086)	(14,630)
Inventories	(1,452,794)	20,348
Prepaid expenses	(162,450)	(129,099)
Other assets	(45,520)	—
Increase in
Accounts payable	607,725	50,991
Accrued expenses	145,605	—
Customer deposits	11,854	9,045

Net cash (used in) operating activities	(3,419,666)	(2,259,125)

Cash Flows from Investing Activities
Purchases of equipment	(482,563)	(97,828)
Proceeds from sale of equipment	—	8,127

Net cash (used in) investing activities	(482,563)	(89,701)

Cash Flows from Financing Activities
Proceeds from sale of common stock	1,601,467	4,114,368
Proceeds from notes payable	—	125,000
Principal payments on notes payable	—	(125,000)
Proceeds from exercising of stock options	50,000	—
Proceeds from line of credit	500,000	—

Net cash provided by financing activities	2,151,467	4,114,368

Increase (decrease) in cash	(1,750,762)	1,765,542

Cash, beginning of period	1,807,922	42,380

Cash, end of period	$57,160	$1,807,922

Supplemental disclosures of cash flow information Cash payments for interest	$40,398	$59,562

Supplemental schedule of noncash investing and financing activities Prepaid expenses related to stock options issued for services	$—	$401,635

See Notes to Financial Statements.

Digital Ally, Inc.

Notes to Financial Statements

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Digital Ally, Inc. (the “Company”) was created to supply technology-based products based upon portable digital video and audio recording capabilities, primarily for the law enforcement and security industry. The Company has the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to customers’ requests.

From May 2003 through March 2006, the Company was engaged in the design and development of product lines, implementing a business plan, establishing sales channels and development of business strategies. The Company began making sales in March of 2006 and became an operating company in the second quarter of 2006.

The Following is a Summary of the Company’s Significant Accounting Policies:

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, note payable, and line of credit approximate fair value because of the short-term nature of these items.

Revenue Recognition

Revenues from the sale of products are recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a weekly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Management has determined that as of December 31, 2006, no allowance for doubtful accounts is warranted.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days. No interest is charged on overdue trade receivables.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories consist of electronic circuitry, boards, camera parts (components) and finished goods, and are carried at the lower of cost (First in, First out Method) or market value.

Prepaid Expenses

Prepaid expenses consist of amounts for professional services agreements that the service period is for one year. These amounts will be amortized to expense over the service period by the straight line method. Prepaid expenses also include upfront payments for which the service or goods has not yet been received. The amounts will be expensed as the service is provided.

Equipment

Equipment is recorded at cost. Depreciation is recorded by the straight-line method over the estimated life of the equipment, which ranges from 3 to 10 years.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. As of December 31, 2006, there had been no impairment in the carrying value of long-lived assets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2006 and 2005 was $216,956 and $97,856, respectively.

Shipping and Handling Costs

Shipping and handling costs of $54,205 and none for the years ended December 31, 2006 and 2005, respectively, are included in operating expenses.

Earnings (Loss) Per Share

Basic Earnings (Loss) Per Share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted Earnings (Loss) Per Share shall be computed by including contingently issuable shares with the weighted average shares outstanding during the period. When inclusion of the contingently issuable shares would have an antidilutive effect upon earnings per share, no diluted earnings (loss) per share shall be presented. The following contingently issuable shares were not included in diluted earnings (loss) per common share as they would have an antidilutive effect upon earnings (loss) per share:

	December 31, 2006	December 31, 2005
Shares issuable upon conversion/exercise of:
Common stock options outstanding	4,225,000	2,700,000
Common stock warrants outstanding	709,750	470,000

Research and Development Costs

The Company expenses all research and development costs as incurred. Research and development expense was approximately $1,204,000 and $919,000 for the years ended December 31, 2006 and 2005, respectively.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Deferred taxes are provided for by a liability method wherein deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

The Company has two stock-based compensation plans, titled the 2005 and 2006 Stock Option and Restricted Stock Plans. Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which measures compensation as the difference between the fair market value of the stock at the date of award and the amount required to be paid for the stock (intrinsic value method).

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and therefore have not restated results for the prior periods. Under this transition method, stock-based compensation expense for 2006 includes compensation expense for all stock-based compensation awards granted prior to January 1, 2006, but not yet vested as of January 1, 2006, based on the provisions of APB Opinion No. 25 “Accounting for Stock Options” and related interpretative guidance (“APB 25”), and stock based compensation expense for all stock-based compensation granted after January 1, 2006, and is based on the grant -date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award.

The Company estimates fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

•	Expected term is determined using a weighted average of the contractual term and vesting period of the award.

•

Expected volatility of award grants made in the Company’s plan is measured using the weighted average of historical daily changes in the market price of the Company’s common stock over the expected term of the award.

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and

•	Forfeitures are based on the history of cancellations of awards granted by both companies and management’s analysis of potential forfeitures.

Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in their adoption of SFAS 123R. See Note 8 to the financial statements for a further discussion of stock-based compensation.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the stock option plans during 2006 and 2005. For purposes of pro forma disclosures, the value of the options is estimated using the minimum value method and is amortized to expense over the options’ vesting periods using the straight line method. The following pro forma information sets forth the net account for stock options during the years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Net loss, as reported	$(3,361,229)	$(2,340,287)
Add: Stock-based employee compensation expense included in reported net loss	880,759	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(251,252)	(46,385)

Pro forma net loss	$(2,731,722)	$(2,386,672)

Basic and diluted loss per share:
As reported	$(0.26)	$(0.27)

Pro forma	$(0.21)	$(0.28)

In determining the pro forma amounts, the value of each grant is estimated at the grant date using the minimum fair value method prescribed in SFAS No. 123 with the following assumptions: no dividends; risk free interest rate of 4.19%, and expected life of five years.

The fair value of stock warrants issued to non-employees is being accounted for using SFAS No. 123 with the following assumptions: no dividends, risk-free interest rate of 4.66% for 2006 and 4.15% for 2005, expected life of four years for 2006 and five years for 2005 and volatility of 59%.

The stock warrants issued to investors in 2006 are not accounted for under SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” as the warrant agreements contain no provision for the Company to use any of its cash or other assets to settle the warrants. The stock warrants are not considered derivatives under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) as the warrant agreements meet the scope exception in paragraph 11.a. of SFAS No. 133 as the stock warrants are indexed to the Company’s common stock and are classified in stockholder’s equity under Emerging Issues Task Force (EITF) 00-19 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.”

Related compensation expense is charged to income when incurred, with stock-based compensation expense to employees for the years ended December 31, 2006 and 2005 $1,645,082 and none, respectively.

Segments of business: The Company currently only has one segment line of business.

Recently Issued Accounting Standards:

On July 13, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, and Related Implementation Issues” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective as of the beginning of fiscal years that begin after December 15, 2006. The Company is currently evaluating the effects of implementing this new standard.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for the Company’s fiscal year beginning October 1, 2008, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard.

NOTE 2. PLEDGED ASSETS, NOTE PAYABLE AND BANK LINE OF CREDIT

In September 2004, the Company borrowed $500,000 from Acme Resources, LLC, a Mississippi limited liability company controlled by certain stockholders of the Company. The note bears interest at an annual interest rate of 7% and was due on March 1, 2005. Subsequently, the Company entered into an agreement whereby the holder of the note could extend repayment monthly for a period of up to six months. The note was due on November 15, 2006, but was recently extended by an additional six months to May 15, 2007. Interest expense for the years ended December 31, 2006 and 2005 was $35,000 for both years.

The note is payable in cash or, at the option of the holder, by conversion of the note into 500,000 shares of the Company’s common stock. The holder of this note also received 166,667 shares of common stock for lending the money to the Company.

It was determined that no beneficial conversion existed with the common stock conversion price. The value of the common stock was recorded as a credit to paid-in capital at the time of the transaction based upon the fair value of the common stock. The note payable was decreased by the corresponding amount and accreted to interest expense over the initial life of the loan.

During 2006, the Company established a $500,000 line of credit with a bank. The line of credit is secured by eligible trade receivables, inventory and equipment. The interest rate is 9.25%, and interest is due monthly. The line of credit matures in November 2007. As of December 31, 2006, the outstanding balance on the line of credit was $500,000.

NOTE 3. CONCENTRATION OF CREDIT RISK

The Company, at this time, maintains its cash accounts at banks in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company has not experienced losses to date due to this circumstance.

NOTE 4. INVENTORIES

Inventories consist of the following at December 31, 2006 and 2005:

	2006	2005
Components	$1,398,753	$73,428
Finished Goods	$127,469	$—

Total	$1,526,222	$73,428

NOTE 5. LICENSE AGREEMENT

The Company has two exclusive license agreements with Ingenient Technologies whereby the Company has been assigned the rights to certain licensed materials used in production. Payments of $75,000 in March of 2004 and $75,000 in May of 2005 were made. These payments were expensed under the provisions of SFAS No. 2 and No. 7. The term of each agreement is for three years from the date of each agreement, with automatic one year extensions thereafter, unless both parties agree otherwise in writing prior to the expiration dates of said agreements.

NOTE 6. COMMITMENTS

The Company has three non-cancelable operating lease agreements for equipment, office space and warehouse space. The agreements expire from October 2007 to November 2008. The Company also has entered into month to month leases. Rent expense for the years ended December 31, 2006 and 2005 was $94,651 and $73,143, respectively, related to these leases.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 6. COMMITMENTS (continued)

The future minimum amounts due under the leases are as follows:

Year ending December 31:
2007	$137,673
2008	$57,681

$195,354

NOTE 7. INCOME TAXES

Net deferred tax assets include the following components as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Net operating loss carryforward	$2,295,000	$1,697,000
Stock option expense	$716,000	$—
Inventory	$65,000	$—
Other	2,000	2,000

	3,078,000	1,699,000
Valuation Allowance	(3,070,000)	(1,699,000)

	8,000	—
Deferred tax liabilities:
Equipment	(8,000)	—

Total	$—	$—

The income tax provision (benefit) differs from the amount of income tax determined by applying the statutory federal income tax rate to pretax loss for the years ended December 31, 2006 and 2005 due to the following:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Computed “expected” tax benefit	$(1,176,430)	$(819,100)
Increase (decrease) in income taxes (benefits) resulting from:
Benefit from state taxes	$(201,570)	$(140,900)
Nondeductible expenses	7,000	5,000
Valuation allowance	1,371,000	955,000

Total provision for (benefit from) income taxes	$—	$—

The Company has net operating losses of approximately $5,598,000 to carry forward for future tax purposes that expire from 2023 to 2025. It is reasonably possible the Section 382 limitations of Internal Revenue Service regulations may limit the amount of net operating loss carryforward. Due to the uncertainty surrounding the timing of the realization of the benefit from the net operating loss carryforward, the Company has recorded a valuation allowance to offset the deferred tax asset.

NOTE 8. STOCK BASED COMPENSATION AND STOCK WARRANTS

In December 2004, the Financial Accounting Standards Board (“FASB”) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)” or the “Statement”). SFAS 123 (R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123 (R) covers a wide range of share-based compensation arrangements, including stock options, restricted share plans, performance based awards, share appreciation rights, and employee share purchase plans. SFAS 123 (R) is replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 8. STOCK BASED COMPENSATION AND STOCK WARRANTS (continued)

The Company adopted SFAS 123 (R) as of January 1, 2006, using the modified prospective transition method for valuing stock options. Under this method, stock based compensation expense if recognized using the fair-value based accounting method for all employee awards granted, modified, or settled during a period. The effect of the Statement is to require the Company to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. The Company is not restating any of the prior period stock based compensation disclosures.

The significant assumptions used in the Black-Scholes model to estimate compensation expense are as follows:

•	Expected term of the options - 3 years

•	Expected volatility - 49.58%

•	Expected dividends - none

•	Risk-free interest rate - 4.66%

•	Forfeitures - 0%

The Company recorded pretax compensation expense for stock options issued to employees of $1,725,998 and $0 for the years ended December 31, 2006 and 2005, respectively. The Company has recorded a full valuation allowance on deferred tax assets; therefore, no tax benefit is recognized.

The Company’s Board of Directors approved the 2005 stock option plan totaling 2,500,000 shares of common stock, with an exercise price equal to the fair value of the stock at the date of the grant. During 2005, 2,500,000 options were granted. These options consisted of two types: non-qualified options granted to Board of Director members in lieu of director fees, and incentive based options issued to employees of the Company. Of the options granted, 1,250,000 vested based on performance criteria, 900,000 options vested immediately, and the remaining 350,000 options vested in varying amounts through September 2006.

The options vesting under performance criteria consisted of 250,000 stock options granted to an officer of the Company that vest in the future based upon specified financial performance criteria, and 1,000,000 stock options were granted to various employees that vest in the future if the Company achieves certain amounts of unit sales, with 350,000 of these options vested in the year ended December 31, 2006. Included in total compensation expense for stock options issued to employees is $880,759 and none of compensation expense related to these options that vest under performance criteria for the years ended December 31, 2006 and 2005, respectively.

The Company accounts for the performance based options under variable accounting in accordance with APB Opinion No. 25 (“Accounting for Stock Issued to Employees”) and related interpretations. Each reporting period, compensation is recorded on the difference between the fair value of stock at the end of each period and the amount required to be paid for the stock based upon estimates of the Company achieving certain future performance criteria until the performance criteria is met.

During the first quarter of 2006, the Board of Directors approved the 2006 option plan, which provides an additional 1,500,000 options as incentive based options to be issued to employees of the Company. All of these options were granted during the third quarter of 2006, half of which vested upon grant and the other half will vest one year from the date of the grant.

In September 2005, the Company issued 200,000 non-qualified options to non-employees in connection with various services these individuals provided in 2005, and for services to be provided in 2006. In September 2006, the Company issued 75,000 non-qualified stock options to non-employees (Advisory Board Members) in connection with various services these individuals provided in 2006. The Company accounts for the fair value of the options in accordance with SFAS No. 123R utilizing the Black-Scholes pricing model. Stock option expense for these options during the years ended December 31, 2006 and 2005 was $185,551 and $118,707, respectively. At December 31, 2005, $104,635 was recorded in prepaid expenses as all services had not been rendered. The $104,635 is included in the $185,551 of stock option expense for the year ended December 31, 2006. The credit for this expense was to additional paid in capital at the time of the transaction.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 8. STOCK BASED COMPENSATION AND STOCK WARRANTS (continued)

The significant assumptions used in the Black-Scholes model to estimate compensation expense are as follows:

•	Expected term of the options - 5 years

•	Expected volatility - 59%

•	Expected dividends - none

•	Risk-free interest rate - 2.78%

A summary of the options outstanding follows:

	Year Ended December 31, 2006		Year Ended December 31, 2005
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,700,000	$1.09	—	—
Granted	1,575,000	$2.17	2,700,000	$1.09
Exercised	(50,000)	$1.00	—	—
Cancelled	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	4,225,000	$1.46	2,700,000	$1.09

Exercisable at end of period	2,575,000	$1.43	1,075,000	$1.09

Weighted-average fair value for options granted during the period valued at fair value	1,575,000	$0.82	200,000	$1.12

Weighted-average fair value for options granted during the period using minimum value method	—	$—	2,500,000	$0.19

A further summary about options outstanding at December 31, 2006, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00	2,500,000	8.7 years	$1.00	1,600,000	$1.00
$1.20 to $1.25	75,000	1.7 years	$1.20	75,000	$1.20
$2.15 to $2.65	1,650,000	4.5 years	$2.18	900,000	$2.00

Totals	4,225,000			2,575,000

Intrinsic value	$1,976,300			$1,283,300

Total compensation expense related to non-vested awards not yet recognized is $814,000 and will be recognized over the next 12 months.

As part of raising additional equity in 2005, the Company agreed to provide further compensation to the placement agents the equivalent of one Broker’s Warrant for every ten shares sold.

With the maximum offer sold of $4.7 million (4.7 million shares), 470,000 Broker’s Warrants have been issued. These warrants vested at the time they were granted in September 2005, and may be exercised at any time commencing one year from the final closing and continuing for four years thereafter to purchase shares at an exercise price equal to 120% of the offering price of the shares in the private placement of $1 per share ($1.20). No warrants were exercised during 2006 or 2005.

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 8. STOCK BASED COMPENSATION AND STOCK WARRANTS (continued)

As part of raising additional capital in 2006, the Company’s unit offering provided the investors the equivalent to one warrant for every four shares purchased. All of these warrants vested at the time of purchase and may be exercised at any time, with a two-year expiration, at a price of $2.75 per warrant. No warrants were exercised during 2006. These warrants are accounted for as equity as they are scoped out of both SFAS 150 and SFAS 133. There are no provisions in the warrants that would require the Company to settle or partially settle the warrants in cash.

The following provides additional information related to the warrants issued:

	For the Year Ended December 31, 2006		For the Year Ended December 31, 2005
Warrants	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	470,000	$1.20	—	—
Granted	239,750	2.75	470,000	$1.20
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of the period	709,750	$1.72	470,000	$1.20

Exercisable at end of the period	709,750	$1.72	—	$—

Weighted-average fair value for warrants granted during the period	—	$0.65	—	$0.33

A further summary about warrants outstanding at December 31, 2006 is as follows:

Warrants Exercisable/Outstanding
Exercise Prices	Number Exercisable/ Outstanding	Weighted Average Remaining Life
$1.20	470,000/470,000	3.7 years
$2.75	239,750/239,750	1.5 years

	709,750/709,750	—

NOTE 9. GOING CONCERN CONSIDERATIONS

The Company’s financial statements have been presented on the basis that it is able to continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, the Company began generating sales in 2006 and had no sales in 2005, and has suffered recurring losses from operations. As a result, there are uncertainties that raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amounts or classification of recorded liabilities that may result should the Company be unable to continue as a going concern.

As previously stated, the Company shipped its first completed units to customers in late March 2006, with shipments continuing to grow through the year. The Company intends to have its other product line completed in the near future.

The Company’s cash requirements may vary materially from those now planned depending on numerous factors, including the status of their marketing efforts, their business development activities, the results of future research and development and competition. Management believes that the net proceeds from the prior capital raising activities, together with the projected revenue and cash flow from operations, if any, may not be sufficient to fund their working capital and other capital requirements for the next twelve months. The Company, therefore, may need to raise additional funds to finance their capital requirements through private or public financings before such point for a variety of reasons, including their inability to deliver their product to customers in 2007 as anticipated, and to achieve a profitable level of operations. Such financing could

Digital Ally, Inc.

Notes to Financial Statements (continued)

NOTE 9. GOING CONCERN CONSIDERATIONS (continued)

include equity financing, which may be dilutive to stockholders, or debt financing which would likely restrict their ability to make acquisitions and borrow from other sources.

The Company currently does not have any commitments for additional financing. There can be no assurance that additional funds will be available on terms attractive to the Company or at all. If adequate funds are not available, they may be required to curtail their production, sales and research and development activities and/or otherwise materially reduce their operations. Any inability to raise adequate funds could have a material adverse effect on their business, results of operation and financial condition. Based on current and expected operating results, the Company anticipates that they will require approximately $5,000,000 to fund their operations over the next twelve months.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

DIGITAL ALLY, INC.

6,733,750 shares

common stock

$.001 par value

PROSPECTUS

        , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

The General Corporation Law of the State of Nevada, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s articles of incorporation and bylaws provide that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the registration statement.

Securities and Exchange Commission Registration Fee	$1,554
Legal Fees and Expenses	70,000
Accounting Fees and Expenses	25,000
Other Expenses	1,000

Total Expenses	$97,554

Item 26.	Recent Sales of Unregistered Securities.

The Company made a private placement of its common stock to accredited investors at a price of $1.00 per share for $4,700,000 of gross proceeds from February to September 2005. The Company sold the offering through broker-dealers registered with the National Association of Securities Dealers, Inc. (“NASD”). The Company paid a commission of 10% of the price of the shares sold. It also paid an unaccountable expense allowance of $5,000 plus 3% of the price of the shares beyond the first 2,500,000 shares and received reimbursement for up to $30,000 of certain accountable expenses. The Company issued 470,000 warrants to the broker-dealers. Each warrant is exercisable for a term of five years at a price of $1.20 per share. The shares were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act.

From May to September 2006, the Company completed a private placement of 959,000 units to accredited investors at a price of $1.75 per unit, for a total of $1,678,250 in gross proceeds. Each unit consists of one share of common stock of the Company and one-fourth of a common stock purchase warrant. One full warrant was issued for every four units sold in the offering. Each warrant is exercisable to purchase one share of common stock at a purchase price of $2.75 per share for a term of two years. The Company sold units directly to investors and through broker-dealers registered with the NASD. The Company paid commissions of 5% of the price of the units and an unaccountable expense allowance of 3% of the selling price of the units for units sold by the broker-dealers. The Company paid a total of $ 22,663 in commissions and $13,598 as unaccountable expense allowance to broker-dealers in connection with the units they sold to investors. The units were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act.

Item 27.	Exhibits

Exhibit Number	Description	Reference

2.1	Plan of Merger among Vegas Petra, Inc., a Nevada corporation, and Digital Ally, Inc., a Nevada corporation, and its stockholders, dated November 30, 2004 (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025).	Filed previously.

3.1	Amended and Restated Articles of Incorporation of Registrant, dated December 13, 2004 (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025).	Filed previously.

3.2	Amended and Restated By-laws of Registrant (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

3.3	Audit Committee Charter, dated September 22, 2005 (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

3.4	Compensation Committee Charter, dated September 22, 2005 (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

4.2	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

5.1	Opinion of Quarles & Brady LLP as to the legality of securities being registered (includes consent)	Filed previously.

10.1	2005 Stock Option and Restricted Stock Plan (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

10.2	2006 Stock Option and Restricted Stock Plan (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

10.5	Promissory Note Extension between Registrant and Acme Resources, LLC, dated May 4, 2006, in the principal amount of $500,000 (incorporated herein by reference to Exhibit 2.1 of the Company’s Form SB-2, filed October 16, 2006, No. 333-138025)	Filed previously.

10.6	Promissory Note between Registrant and Acme Resources, LLC, dated September 1, 2004, in the principal amount of $500,000.	Filed previously.

10.7	Promissory Note Extension between Registrant and Acme Resources, LLC, dated October 31, 2006.	Filed previously.

10.8	Software License Agreement with Ingenient Technologies, Inc., dated March 15, 2004.*	Filed previously.

10.9	Software License Agreement with Ingenient Technologies, Inc., dated April 5, 2005.*	Filed previously.

10.10	Stock Option Agreement with Daniels & Kaplan, P.C., dated September 25, 2006.	Filed previously.

10.11	Memorandum of Understanding with Tri Square Communications (Hong Kong) Co., Ltd. dated November 29, 2005.	Filed previously.

23.1	Consent of McGladrey & Pullen LLP	Filed herewith.

23.2	Consent of Quarles & Brady LLP (Included in 5.1 above)	Filed previously.

24.1	Power of Attorney	Filed previously.

*	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 28.	Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	For determining any liability under the Securities Act of 1933 (the “Securities Act”), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	Reliance on Rule 430A:

(1)	For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(I), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2)	For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offering in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to Form SB-2 to be signed on its behalf by the undersigned, in the city of Leawood, State of Kansas, on April 6, 2007.

DIGITAL ALLY, INC.,
a Nevada corporation

/s/ Stanton E. Ross
Name: Stanton E. Ross
Title: Chairman & Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Stanton E. Ross	April 6, 2007
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Ritchie	April 6, 2007
Leroy C. Richie, Director

/s/ Edward Juchniewicz	April 6, 2007
Edward Juchniewicz, Director

/s/ Elliot M. Kaplan	April 6, 2007
Elliot M. Kaplan, Director

/s/ Jeffrey A. Bakalar	April 6, 2007
Jeffrey A. Bakalar, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer

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